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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Assured Guaranty Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March     , 2008
Hamilton, Bermuda

Dear Shareholders:

        It is with great pleasure that we invite you to our 2008 Annual General Meeting of shareholders. The meeting will be held on Thursday, May 8, 2008, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 8:00 a.m. Atlantic Time.

        Our formal agenda for this year's meeting is to vote on the election of directors, to vote on the issuance of our common shares to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company, to ratify the selection of independent auditors for 2008, and to vote on directors and independent auditors for one of our subsidiaries. In addition, we will report to you the highlights of 2007, provide a status update on the initial investment by WLR Recovery Fund IV, L.P. and discuss the outlook for our business in 2008. We will also answer any questions you may have. Representatives of our independent accountants will be in attendance at the meeting and will be available to answer questions.

        Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

        We look forward to seeing you at the meeting.

Sincerely,

Walter A. Scott Chairman of the Board	Dominic J. Frederico President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING

March , 2008 Hamilton, Bermuda

TO THE SHAREHOLDERS OF ASSURED GUARANTY LTD.:

        The Annual General Meeting of Assured Guaranty Ltd., which we refer to as the Company, will be held on Thursday, May 8, 2008, at 8:00 a.m. Atlantic Time at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda, for the following purposes:

  1.
  To elect four Class I directors to hold office until 2011;

  2.
  To vote on the issuance of common shares of the Company to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2008;

  4.
  To direct the Company to vote for directors of, and the appointment of independent auditors for, our subsidiary, Assured Guaranty Re Ltd.; and

  5.
  To transact such other business, if any, as lawfully may be brought before the meeting.

        Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 18, 2008, are entitled to notice of, and to vote at, the Annual General Meeting.

        PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,
James M. Michener Secretary

i

General	19
Nominees for Election for Terms Expiring in 2011	19
Directors Whose Terms of Office Will Continue after This Meeting	20
INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP	22
How Much Stock is Owned By Directors and Executive Officers?	22
Which Shareholders Own More than 5% of our Common Shares?	23
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Compensation Committee Report	40
2007 Summary Compensation Table	41
Employment Agreements	42
Employee Stock Purchase Plan	45
Indemnification Agreements	45
2007 Grants of Plan-Based Awards	46
Outstanding Equity Awards at December 31, 2007	47
2007 Option Exercises and Stock Vested	48
Nonqualified Deferred Compensation	48
Potential Payments Upon Termination or Change in Control	49
AUDIT COMMITTEE REPORT	53
PROPOSAL NO. 2: APPROVAL OF THE ISSUANCE OF COMMON SHARES TO WLR RECOVERY FUND IV, L.P. AND/OR ITS AFFILIATES AT THE OPTION OF THE COMPANY	55
Summary Description of the Transaction	55
Tax Discussion	57
Questions and Answers about the Transaction	58
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	61
Independent Auditor Fee Information	61
Pre-Approval Policy of Audit and Non-Audit Services	62
PROPOSAL NO. 4: PROPOSALS CONCERNING OUR SUBSIDIARY, ASSURED GUARANTY RE LTD.	62
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	64
How do I Submit a Proposal for Inclusion in Next Year's Proxy Material?	64
How do I Submit a Proposal or Make a Nomination at an Annual General Meeting?	64
OTHER MATTERS	64
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE	A-1

ii

ASSURED GUARANTY LTD.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
March     , 2008

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

        We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Assured Guaranty Ltd., which we refer to as Assured, we, us, our, or the Company, is soliciting your proxy to vote at the 2008 Annual General Meeting, which will be held on Thursday, May 8, 2008, at 8:00 a.m. Atlantic Time at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2007 accompanies this Proxy Statement.

        This Proxy Statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals Will Be Voted on at the Annual General Meeting?

        There are four proposals scheduled to be voted on at the Annual General Meeting:

  •
  The election of four Class I directors.

  •
  The approval of the issuance of common shares of the Company to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company.

  •
  The ratification of the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditors for 2008.

  •
  Authorizing the Company to vote for the election directors and independent auditors for our subsidiary, Assured Guaranty Re Ltd., which we refer to as AG Re.

        Assured's Board recommends that you vote your shares "FOR" each of the nominees to the Board, "FOR" the approval of the issuance of our common shares to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company, "FOR" the appointment of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2008 and "FOR" authorizing the Company to vote for the election of the directors and independent auditors of our subsidiary, Assured Guaranty Re Ltd.

Are Proxy Materials Available on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Thursday May 8, 2008

        Our proxy statement for the 2008 Annual General Meeting, form of proxy card and 2007 annual report are available at http://www.assuredguaranty.com/annualmeeting.html.

        You can obtain directions to attend the 2008 Annual General Meeting by contacting Natasha Medeiros at 441-299-9375 or at nmedeiros@assuredguaranty.com.

Who Is Entitled to Vote?

        March 18, 2008 is the record date for the Annual General Meeting. If you owned our common shares at the close of business on March 18, 2008, you are entitled to vote. On that date, we had 81,023,502 of our common shares outstanding and entitled to vote at the Annual General Meeting, including 889,583 unvested restricted common shares (but excluding 5,354,116 common shares held by our subsidiary, Assured Guaranty US Holdings Inc.). Our common shares are our only class of voting stock. We will begin mailing this Proxy Statement on or about April     , 2008 to all shareholders entitled to vote.

How Many Votes Do I Have?

        You have one vote for each of our common shares that you owned at the close of business on March 18, 2008, except that if, and so long as, the "controlled shares", which our Bye-laws defined generally to include all of our common shares directly, indirectly or constructively owned or beneficially owned by any person or group of persons, of any "United States person," as defined in the Internal Revenue Code, constitute 9.5% or more of our issued common shares, the voting rights with respect to the controlled shares owned by such person will be limited, in the aggregate, to a voting power of approximately 9.5%, pursuant to a formula specified in our Bye-Laws.

        The proxy card indicates the number of common shares you are entitled to vote, without giving effect to the controlled share rule described above.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

        Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

  Shareholder of Record

        If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly to Assured or to vote in person at the Annual General Meeting. Assured has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading "Information About the Annual General Meeting and Voting—May I Vote by Telephone or Via the Internet?"

  Beneficial Owner

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading "Information About the Annual General Meeting and Voting—How Do I Vote In Person at the Annual General Meeting?" Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading "Information About the Annual General Meeting and Voting—May I Vote by Telephone or Via the Internet?"

How Do I Vote by Proxy?

        If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

  •
  "FOR" the election of four Class I directors.

  •
  "FOR" the approval of the issuance of our common shares to WLR Recovery Fund, L.P. and/or its affiliates at the option of the Company.

  •
  "FOR" the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2008.

  •
  "FOR" directing the Company to vote for the election of directors and the ratification of independent auditors for our subsidiary, AG Re.

        If any other matter is presented, your proxy will vote in accordance with the best judgment of the individuals named on your proxy card. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual General Meeting, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

        Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. We encourage you to do so because your vote is then tabulated faster than if you mailed it. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in "street name" (that is, if your stock is held in the name of your broker or bank).

        If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

        If you are a beneficial owner and held your shares in "street name", you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

        The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

        Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual General Meeting and vote.

May I Revoke My Proxy?

        Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

  •
  Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,

  •
  Send a letter revoking your proxy to Assured's Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or

  •
  Attend the Annual General Meeting and vote in person.

        If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual General Meeting?

        You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual General Meeting, Assured recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

        Shares beneficially owned and held in "street name" may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 18, 2008.

What Votes Need to Be Present to Hold the Annual General Meeting?

        To have a quorum for our Annual General Meeting, two or more persons must be present, in person or by proxy, representing more than 50% of the common shares that were outstanding on March 18, 2008. As of March 18, 2008, our subsidiary, Assured Guaranty US Holdings Inc., owns 5,354,116 of our common shares. While it does not intend to vote these shares at the upcoming Annual General Meeting, it does intend for these shares to be present at the meeting so they will be counted towards the quorum.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of each nominee for Class I director requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting.
Approval of Issuance of Common Shares to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company
The approval of the issuance of common shares to WLR Recovery Fund IV, L.P. and/or its affiliates, at the option of the Company, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.
Ratification of Appointment of Independent Auditors
The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for 2008 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting.
Election of Directors and Ratification of Independent Auditors for a Subsidiary
The election of directors and the ratification of independent auditors for our subsidiary, AG Re, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting.

How Are Votes Counted?

        In the election of Assured directors, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. Your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN" with respect to the approval of the share issuance to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company and with respect to the ratification of Assured's independent auditors. For authorizing the Company to vote for election of directors of our subsidiary, AG Re, your vote may be cast "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees and for authorizing the Company to vote for the ratification of AG Re's independent auditors, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN". If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

        A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

        Common shares owned by shareholders electing to abstain from voting with respect to any proposal and broker "non-votes" will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and "broker non-votes" will have no effect on the outcome of the proposals to elect directors, to approve the subsidiary matters or to ratify the appointment of the Company's independent accountants.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

        Assured will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee of $6,500 plus out-of-pocket expenses.

Where Can I Find the Voting Results?

        We will publish the voting results in our Form 10-Q for the second quarter of 2008, which we will file with the Securities and Exchange Commission (SEC) in August 2008. You can find the Form 10-Q on our website at www.assuredguaranty.com.

Do Directors Attend the Annual General Meeting?

        Our Corporate Governance Guidelines provide that directors are expected to attend our annual meeting of shareholders and any special meeting of shareholders called by the Company to consider extraordinary business transactions, unless they are unable to do so as a result of special circumstances; directors are encouraged to attend all other special meetings of shareholders called by the Company. All of our directors then in office attended the Annual General Meeting that was held on May 3, 2007 except for Mr. Cozen who could not attend due to a funeral.

Can a Shareholder Communicate Directly with Our Board? If so, how?

        Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board. Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmaudit@assuredguaranty.com. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to corpsecy@assuredguaranty.com. The Secretary has access to both of these e-mail addresses. Alternatively, shareholders, employees or other interested parties may send written communications to the Board c/o Secretary, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, although mail to Bermuda is not as prompt as e-mail. Communication with the Board may be anonymous. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominating and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.

Whom Should I Call If I Have Any Questions?

        If you have any questions about the Annual General Meeting or voting, please contact James M. Michener, our Secretary, at 441-278-6679 or at jmichener@assuredguaranty.com.

        If you have any questions about your ownership of Assured common shares, please contact Sabra Purtill, our Managing Director, Investor Relations and Strategic Planning, at 441-278-6665 or 212-408-6044 or at spurtill@assuredguaranty.com.

CORPORATE GOVERNANCE

Overview

In General
Our Board of Directors has maintained corporate governance policies since becoming a public company following our 2004 initial public offering, which we refer to as our IPO. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE's listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board of Directors, director qualification standards, including independence, director responsibilities and board self-evaluations. Our Corporate Governance Guidelines contains our Categorical Standards for Director Independence. We have also adopted Code of Conduct and charters for each of our Compensation Committee, Audit Committee, Nominating and Governance Committee, Finance Committee and Risk Oversight Committee. The full text of our Corporate Governance Guidelines, our Code of Conduct and each committee charter, is available on the Company's website located at www.assuredguaranty.com. You can view and print these documents by accessing our website, then clicking on "Investor Information," followed by "Corporate Governance." In addition, you may request copies of the Corporate Governance Guidelines, the Code of Conduct, Categorical Standards for Director Independence and the committee charters by contacting our Secretary:
Telephone	441-278-6679
Facsimile	441-296-1083
e-mail	jmichener@assuredguaranty.com
Non-Management Director Meetings
The independent directors meet at regularly scheduled executive sessions without participation of management or any director that is not independent. The Chairman of the Board is the presiding director for executive sessions of independent directors.
Other Corporate Governance Highlights	•	Our Board has a substantial majority of non-management, independent directors.
•
Only non-management, independent directors may serve on our Audit, Compensation and Nominating and Governance Committees and currently, only non-management, independent directors serve on our Finance and Risk Oversight Committees.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.
•	No member of our Audit Committee simultaneously serves on the audit committees of more than two public companies.
•
Our Compensation Committee has the authority to retain independent consultants, and, has engaged Frederic W. Cook & Co., Inc., which we refer to as Cook, to assist it. Our Compensation Committee evaluates the performance of the Chief Executive Officer, who we refer to as our CEO, based on corporate goals and objectives and, with the other independent directors, sets his compensation level based on this evaluation.
•
Our Board has adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior.
•
In addition to quarterly Board meetings lasting approximately two days each, our Board has an annual business review meeting to review specific areas of the Company's operations and to learn about general trends affecting the financial guaranty industry. We also provide our directors with the opportunity to attend continuing education programs.

The Board of Directors

        Our Board oversees our business and monitors the performance of management. In accordance with our corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

        The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met four times during 2007 plus attended a business review meeting. All of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2007.

Director Independence

        In February 2008 our Board determined that the following directors are independent under the listing standards of the New York Stock Exchange (NYSE): Neil Baron, Francisco L. Borges,

G. Lawrence Buhl, Stephen A. Cozen, Patrick W. Kenny, Donald H. Layton, Robin Monro-Davies, Michael T. O'Kane and Walter A. Scott. These independent directors constitute substantially more than a majority of the Company's Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors. A copy of our Categorical Standards for Director Independence is attached as Exhibit A to this proxy statement and is also available by accessing our website at www.assuredguaranty.com, then clicking on "Investor Information," followed by "Corporate Governance." The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

The Committees of the Board

        The Board of Directors has established an Audit Committee, a Compensation Committee, Finance Committee, a Nominating and Governance Committee and Risk Oversight Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of the NYSE.

The Audit Committee
The Audit Committee provides oversight of the integrity of the Company's financial statements and financial reporting process, the Company's compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of the Company's internal audit program and the performance, qualification and independence of the independent accountants.
The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The Board has determined that each member of the Audit Committee is an audit committee financial expert, as that term is defined under 401(h) of Regulation S-K, and that each member satisfies the financial literacy requirements of the NYSE.
The Audit Committee is comprised of G. Lawrence Buhl (Chairman), Francisco L. Borges, Donald H. Layton and Michael T. O'Kane.
The Audit Committee held five meetings during 2007.
The Compensation Committee
The Compensation Committee has responsibility for evaluating the performance of the CEO and senior management and determining executive compensation. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning.
The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.
The Compensation Committee is comprised of Patrick W. Kenny (Chairman), Neil Baron and Stephen A. Cozen.

The Compensation Committee held four meetings during 2007. The Compensation Committee also met with Cook to review peer group compensation data.
The Nominating and Governance Committee
The responsibilities of the Nominating and Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self-evaluations.
The Nominating and Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.
The Nominating and Governance Committee is comprised of Stephen A. Cozen (Chairman), Patrick W. Kenny and Robin Monro-Davies.
The Nominating and Governance Committee held four meetings during 2007.
The Finance Committee
The Finance Committee of the Board of Directors oversees management's investment of the Company's investment portfolio. The Finance Committee also oversees, and makes recommendations to the Board with respect to, the Company's capital structure, financing arrangements, investment guidelines and any corporate development activities.
The Finance Committee is composed entirely of directors who are independent of the Company and its management, as defined by NYSE listing standards.
The Finance Committee is comprised of Neil Baron (Chairman), Francisco L. Borges and G. Lawrence Buhl.
The Finance Committee held four meetings during 2007.
The Risk Oversight Committee
The Risk Oversight Committee was formed in May 2005 to establish the Company's risk tolerance, and oversee management's establishment and implementation of standards, controls, limits, guidelines and policies relating to risk assessment and risk management. The Risk Oversight Committee focuses on both the underwriting and surveillance of credit risks and the assessment and management of other risks, including, but not limited to, financial, legal and operational risks and other risks concerning the Company's reputation and ethical standards.

The Risk Oversight Committee is composed entirely of directors who are independent of the Company and its management, as defined by NYSE listing standards.
The Risk Oversight Committee is comprised of Donald H. Layton (Chairman), Robin Monro-Davies, and Michael O'Kane.
The Risk Oversight Committee held four meetings during 2007.

How Are Directors Compensated?

        We pay our non-management directors an annual retainer of $150,000 per year, $60,000 of which we pay in cash and $90,000 of which we pay in stock units or restricted stock. A director may elect to receive up to 100 percent his annual retainer in stock units or restricted stock. The Chairman of the Board receives an additional $100,000 annual retainer, the Chairman of the Audit Committee receives an additional $30,000 annual retainer and the Chairman of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receives an additional $10,000 annual retainer. Members of the Audit Committee, other than the chairman, receive an additional $10,000 annual retainer and members, other than the chairmen, of each of the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receive an additional $5,000 annual retainer. The Company will generally not pay a fee for attendance at board or committee meetings, though the Chairman of the Board has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings.

        We awarded an initial, one-time grant of restricted shares with a value of $100,000 to each non-management director upon closing of the our IPO in 2004, or, if later, upon the director's initial election to the Board of Directors. These restricted shares will vest on the day immediately prior to the third annual shareholders meeting at which directors are elected following the grant of the shares.

        The Board of Directors has recommended that each director own at least 10,000 Common Shares within three years after joining the board. Common Shares represented by stock units will count toward that guideline, though restricted shares awarded upon a director's initial election will not. We grant annual retainer awards in the form of stock units until the share ownership guidelines have been met. The first 10,000 stock units awarded to each director became, or will become, non-forfeitable on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the units. We mandatorily defer the issuance of Common Shares for these units until six months after termination of the director's service on the Board of Directors. After directors meet the share ownership guidelines, they may elect to receive their annual retainer equity award in the form of either restricted shares that vest on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the shares, or stock units that become non-forfeitable on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the units, with the issuance of Common Shares deferred to a later date chosen by the director. Each director has satisfied our stock ownership guideline. Directors cannot sell or transfer stock units until we issue the Common Shares to them. We credit dividend equivalents to stock units as additional stock units. Grants of restricted stock receive cash dividends.

        The following table sets forth our 2007 non-management director compensation:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation(1) ($)	Total ($)
Neil Baron	$75,000	$92,546	—	$167,546
Francisco L. Borges(2)	$15,000	$250,478	—	$265,478
G. Lawrence Buhl	$95,000	$92,163	2,000	$189,163
Stephen A. Cozen	$75,000	$92,163	—	$167,163
John G. Heimann(3)	$75,000	$92,546	—	$167,546
Patrick W. Kenny	$60,000	$112,888	2,500	$175,388
Donald H. Layton	$80,000	$90,977	—	$170,977
Robin Monro-Davies(4)	$140,000	$91,585	—	$231,585
Michael T. O'Kane	$75,000	$91,585	—	$166,585
Walter A. Scott	$160,000	$92,546	—	$252,546

(1)
Other compensation includes matching gift donations of $1,000 for Mr. Buhl and $2,500 for Mr. Kenny and $1,000 for Mr. Buhl's personal use of the corporate apartment.

(2)
Stock awards include Mr. Borges's one-time grant of restricted shares with a value of $100,000 upon his initial election to the Board of Directors.

(3)
Mr. Heimann retired as a director, effective August 9, 2007.

(4)
The fees for Mr. Monro-Davis include £35,000 (which is approximately $70,000) for serving as an independent director of Assured Guaranty (UK) Ltd, a subsidiary of the Company.

        The grant date fair value of the May 2007 stock awards for each director, based on the grant date of May 3, 2007, was $90,000 for all directors except Mr. Kenny; and $110,000 for Mr. Kenny. The following table shows information related to director awards outstanding on December 31, 2007:

	Unvested Restricted Stock		Forfeitable Restricted Stock Units(2)	Non-Forfeitable Restricted Stock Units
N. Baron	—		3,187	13,356
F. Borges	3,980	(1)	5,971	—
L. Buhl	3,187	(2)	—	13,356
S. Cozen	3,187	(2)	—	13,356
J. Heimann(3)	—		3,187	13,356
P. Kenny	—		3,895	14,953
D. Layton	4,100	(4)	3,187	3,690
R. Monro-Davies	4,182	(2)	3,187	7,454
M. O'Kane	4,182	(2)	3,187	7,454
W. Scott	—		3,187	13,356

    (1)
    Vests one day prior to 2010 annual general meeting.

    (2)
    Vests or becomes non-forfeitable May 7, 2008.

    (3)
    Mr. Heimann retired as a director, effective August 9, 2007.

    (4)
    Vests one day prior to 2009 annual general meeting.

How Are Directors Nominated?

        In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Governance Committee reviews the qualifications of these persons to determine whether they might be a good candidate for membership on the Board of Directors. The Nominating and Governance Committee includes a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to nominate the person for election to the Board of Directors at an annual general meeting. Between annual general meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can approve additions to the Board.

        The Company's corporate governance guidelines require the Nominating and Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that will serve the Company's governance and strategic needs. The Nominating and Governance Committee will consider Board candidates on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as a global business perspective and commitment to good corporate citizenship. Directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors shall possess the highest personal and professional integrity and commitment to ethical and moral values. Directors must have the time necessary to fully meet their duty of due care to the shareholders and be willing to commit to service over the long term, if called upon.

        The Nominating and Governance Committee will consider a shareholder's recommendation for director, but the Nominating and Governance Committee has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

        If a shareholder desires to nominate a person for election as director at a shareholders meeting, that shareholder must comply with Article 14 of the Company's Bye-Laws, which requires notice no later than 90 days prior to the anniversary date of the immediately preceding annual general meeting. This time period has passed with respect to the 2008 Annual General Meeting. With respect to the 2009 Annual General Meeting, the Company must receive such written notice on or prior to February 7, 2009. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

  •
  the shareholder's name as it appears in the Company's books;

  •
  a representation that the shareholder is a record holder of the Company's shares and intends to appear in person or by proxy at the meeting to present such proposal;

  •
  the class and number of shares beneficially owned by the shareholder;

  •
  the name and address of any person to be nominated;

  •
  a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons, naming such other person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;

  •
  such other information regarding such nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to the SEC's proxy regulations; and

  •
  the consent of each nominee to serve as a director of the Company, if so elected.

        As described in "Proposal No. 2: Approval of the Issuance of Common Shares to WLR Recovery Fund IV, L.P. and/or its Affiliates at the Option of the Company," the Company has agreed to appoint Wilbur L. Ross, Jr. to the Board of Directors for a term commencing immediately after the 2008 Annual General Meeting and expiring at the 2009 Annual General Meeting. The Investment Agreement with WLR Recovery Fund IV, L.P. also provides it with Board representation rights during the term of his investment, all as set forth in more detail in Proposal No. 2.

Compensation Committee Interlocking and Insider Participation

        The Compensation Committee of the Company's Board of Directors has responsibility for determining the compensation of the Company's executive officers. None of the members of the Compensation Committee is a current or former officer or employee of the Company. No executive officer of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

What is our Related Party Transactions Approval Policy and What Procedures Do We Use To Implement It?

        Through our committee charters, we have established review and approval policies for transactions involving the Company and related persons, with the Nominating and Governance Committee taking the primary approval responsibility for transactions with our executive officers and directors and the Audit Committee taking the primary approval responsibility for transactions with our 5% shareholders. No member of these committees that has an interest in a transaction being reviewed is allowed to participate in any decision regarding any such transaction.

        Our Nominating and Governance Committee charter requires the Nominating and Governance Committee to review and approve or disapprove of all proposed transactions with executive officers and directors that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K, the SEC provision which requires disclosure of any related person transaction with the Company that exceeds $120,000 per fiscal year. The Nominating Committee must also review reports, which our general counsel provides periodically, and not less often than annually, regarding transactions with executive officers and directors (other than compensation) that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K.

        Our Audit Committee charter requires our Audit Committee to review and approve or disapprove of all proposed transactions with any person owning more than 5% of any class of our voting securities that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, our Audit Committee charter requires the Audit Committee to review reports, which our general counsel provides to the Audit Committee periodically, and not less often than annually, regarding all transactions with any persons owning more than 5% of any class of the voting securities of the Company that have resulted, or could result in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K. Our Audit Committee charter also requires the Audit Committee to review other reports and disclosures of insider and affiliated party transactions which our general counsel provides periodically, and not less often than annually.

        Our general counsel identifies related party transactions requiring committee review pursuant to our committee charters from transactions that are

  •
  disclosed in director and officer questionnaires (which are also be completed by nominees for director) or in certifications of code of conduct compliance,

  •
  reported directly by the related person or by another employee of the Company, or

  •
  reported by our chief accounting officer based on a list of directors, executive officers and known 5% shareholders that our general counsel has given to him.

        If we have a related person transaction that requires committee approval in accordance with the policies set forth in our committee charters, we either seek that approval before we enter the transaction or, if that timing is not practical, we ask the appropriate committee to ratify the transaction.

        Prior to the adoption of our formal related party transaction approval policy in August 2006, we entered into transactions with ACE Limited, which we refer to as ACE, related to our IPO that were approved by the Board of Directors of the Company that was in office prior to our IPO. Some of these transactions remained in place in 2007 and, to the extent these arrangements were renewed or modified prior to the adoption of our approval policy, our CEO approved such renewals and modifications.

What Related Person Transactions Do We Have?

        Relationships with ACE Limited.    During the time the Company was a subsidiary of ACE, it was party to a number of service agreements with subsidiaries of ACE under which either the Company provided services to subsidiaries of ACE, or they provided services to the Company. Since the IPO, all but one of these service agreements have been terminated.

        During 2007, 2006 and 2005, ACE provided certain general and administrative services to some of the Company's subsidiaries, including Assured Guaranty Corp., which we refer to as AGC, AG Re and Assured Guaranty Re Overseas Ltd., which we refer to as AGRO. In 2007, those services were information technology related services and in 2006 and 2005 also included tax consulting and preparation services. Expenses included in the Company's consolidated financial statements related to these services were $0.1 million for the year ended December 31, 2007. Effective January 1, 2007, the tax consulting and preparation services arrangement was terminated.

        Real Estate.    Prior to the IPO, AG Re was party to an arrangement with ACE pursuant to which it subleased approximately 5,000 square feet of office space in Bermuda from ACE at an annual cost of $0.4 million. This amount was a prorated portion of amounts payable by ACE under the master lease. The property owner is a company of which ACE owns 40% of the outstanding capital stock. In connection with the IPO, the Company terminated the sublease arrangement and leased directly from the property owner the space used prior to the IPO plus additional space for a total of 9,000 square feet at an annual rent of approximately $0.8 million. This lease expired on April 30, 2005. In May 2005, AG Re and the landowner signed a five year renewal of this lease covering approximately 11,000 square feet at an annual rent of approximately $0.9 million. In May 2005, the Company subleased approximately 2,700 square feet to a subsidiary of ACE at an annual rent of approximately $0.2 million. In October 2007 this sublease was terminated and AG Re entered into a sublease with a third party on substantially the same terms as the original sublease.

        Prior to August 2006, the Company provided a housing allowance to Mr. Frederico by leasing a house in Bermuda for him from the ACE Foundation. Since December 2004, the rent on this house is $20,000 per month. In August 2006 the lease with the ACE Foundation was terminated and Mr. Frederico currently leases the property directly from the ACE Foundation. Mr. Frederico is reimbursed the rent pursuant to the terms of his housing allowance.

        Reinsurance Transactions.    The Company ceded business to affiliates of ACE under certain reinsurance agreements. Amounts related to reinsurance ceded are reflected in the table below:

2007 ($ in millions)
For the year ended December 31, 2007:
Written premiums	$3.6
Earned premiums	4.1
Loss and loss adjustment expenses incurred	—
Profit commission expenses	—
Acquisition costs	—
As of December 31, 2007:
Prepaid reinsurance premiums	—
Reinsurance recoverable on ceded losses	8.8
Funds held by Company under reinsurance contracts	25.3

        The Company also writes business with affiliates of ACE under insurance and reinsurance agreements. Amounts related to business assumed from affiliates are reflected in the table below:

2007 ($ in millions)
For the year ended December 31, 2007:
Written premiums	$—
Earned premiums	0.5
Loss and loss adjustment expenses incurred	4.7
Acquisition costs	—
As of December 31, 2007:
Unearned premium reserve	$1.6
Reserve for losses and loss adjustment expenses	4.7

        Keepwell Agreement.    AGRO provided a keepwell to ACE Capital Title Reinsurance Company, which was its subsidiary until shortly prior to the IPO. Pursuant to the terms of this agreement, AGRO agreed to provide funds to ACE Capital Title sufficient for it to meet its obligations. In connection with the IPO, AGRO assigned this keepwell to ACE Bermuda Insurance Ltd., and ACE Bermuda Insurance Ltd. has agreed to indemnify and hold harmless AGRO in respect of the keepwell. No payment was made in connection with the assignment of the keepwell agreement.

        Tax Allocation Agreement.    In connection with the IPO and related share exchange, the Company and ACE Financial Services Inc., which we refer to as AFS, entered into a tax allocation agreement. Pursuant to the tax allocation agreement, the Company and AFS has made an election under sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended, with the effect that the portion of the tax basis of the Company's assets covered by this election was increased to the deemed purchase price of the assets and an amount equal to such increase was included in income in the consolidated federal income tax return filed by U.S. tax-paying subsidiaries of ACE. It is expected that this additional basis will result in increased income tax deductions and, accordingly, reduced income taxes payable by the Company. Pursuant to the tax allocation agreement, the Company will pay AFS any tax benefits realized by the Company, on a quarterly basis, generally calculated by comparing our actual taxes to the taxes that would have been owed by the Company had the increase in basis not occurred. During 2007, the Company paid AFS, and correspondingly reduced its liability, by $5.1 million to $9.9 million. In the event that any taxing authority successfully challenges any deductions reflected in a tax benefit payment to AFS, AFS will reimburse the Company for the loss of the tax benefit and any related interest or penalties imposed upon us. The tax benefit payments to AFS should have no material effect on the Company's earnings or cash flows, which should not be materially less than they would have been in the absence of the tax allocation agreement and additional tax basis.

        The tax allocation agreement provides that the tax benefit calculation for any period ending after the consummation of the IPO will not be less than the tax benefit calculated without giving effect to any items of income, expense, loss, deduction, credit or related carryovers or carrybacks from businesses conducted by the Company or relating to the Company's assets and liabilities other than those businesses conducted by the Company and those assets and liabilities existing immediately prior to the consummation of the offering (taking into account any assets acquired from AFS or its subsidiaries after the offering and any liabilities incurred or assumed with respect to such assets). The tax allocation agreement further provides that the Company will not enter into any transaction a significant effect of which is to reduce the amount payable to AFS under the tax allocation agreement.

        Registration Rights Agreement.    The Company entered into a registration rights agreement with ACE in connection with the transactions associated with the IPO to provide it and its affiliates with registration rights relating to Common Shares of the Company which they hold.

        The registration rights agreement provides ACE and its affiliates with registration rights relating to the common shares held by ACE and its affiliates immediately after the IPO and any common shares ACE or its affiliates acquires thereafter. ACE and its affiliates are able to require the Company to register under the Securities Act of 1933, as amended, which we refer to as the Securities Act all or any portion of the Company's common shares covered by the registration rights agreement. In addition, the registration rights agreement provides for various piggyback registration rights for ACE and its affiliates. Whenever the Company proposes to register any of its securities under the Securities Act for itself or others, subject to customary exceptions, the Company must provide prompt notice to ACE and its affiliates and include in that registration all common shares which ACE or its affiliates owns and requests to be included.

        The registration rights agreement sets forth customary registration procedures, including an agreement by us to make available the Company's senior management for roadshow presentations. All registration related expenses incurred in connection with any registration, other than underwriting commissions, will be paid by the Company. In addition, the Company is required to reimburse ACE for the fees and disbursements of its outside counsel retained in connection with any such registration. The registration rights agreement also imposes customary indemnification and contribution obligations on the Company for the benefit of ACE and any underwriters, although ACE must indemnify the company for any liabilities resulting from information provided by ACE. These payment and indemnification obligations may be subject to restrictions under Bermuda law.

        ACE's rights under the registration rights agreement remain in effect with respect to the Common Shares covered by the agreement until:

  •
  those shares have been sold under an effective registration statement under the Securities Act;

  •
  those shares have been sold to the public under Rule 144 under the Securities Act; or

  •
  those shares have been transferred in a transaction where a subsequent public distribution of those shares would not require registration under the Securities Act.

        The Company filed a shelf registration statement under the Securities Act, which was declared effective in June 2005, pursuant to which ACE is able to sell its Common Shares of the Company.

        Relationships with WLR Recovery Fund IV, L.P.    See "Proposal No. 2: Approval of the Issuance of Common Shares to WLR Recovery Fund IV, L.P. and/or its Affiliates at the Option of the Company" for a description of the investment agreement with WLR Recovery Fund IV, L.P. and the transactions and arrangements contemplated thereby.

Did Our Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2007?

        Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. We believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal 2007, except that Mr. Frederico was one day late in filing a Form 4 reporting a purchase by his daughter of 200 shares. Mr. Frederico has disclaimed beneficial ownership of these shares, but filed the Form 4 because he may be deemed to be the beneficial owner of these shares for purposes of the Exchange Act.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

        Our Bye-laws divide our Board of Directors into three classes with the terms of office of each class ending in successive years. Our Bye-Laws provide for a maximum of 21 directors and empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

        Following the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated Francisco L. Borges, Patrick W. Kenny, Robin Monro-Davies, and Michael T. O'Kane as Class I directors of the Company to serve three year terms to expire at the Annual General meeting in 2011 and, in each case, until their respective successors shall have been elected and shall have qualified. Each nominee is currently serving as a director of the Company.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

        It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the annual general meeting.

        We have set forth below information with respect to the nominees for election as directors and the other directors whose terms of office as directors will continue after the Annual General Meeting. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election for Terms Expiring in 2011

Francisco L. Borges, age 56, became a director of the Company in August 2007. He is Chairman of Landmark Partners, Inc, an alternative investment firm where he has been employed since 1999. He is a member of the University of Hartford Board of Regents and serves on the board of directors and investment committees for the Hartford Foundation for Public Giving and the University of Connecticut Foundation. Mr. Borges is also a member of the board of directors of Davis Selected Funds.

Patrick W. Kenny, age 65, became a director of the Company upon completion of the IPO. Mr. Kenny has served as the President and Chief Executive Officer of the International Insurance Society in New York, an organization dedicated to fostering the exchange of ideas through a program of international seminars and sponsored research, since June 2001. From 1998 to June 2001 Mr. Kenny served as executive vice president of Frontier Insurance Group, Inc. From 1995 to 1998, Mr. Kenny served as senior vice president of SS&C Technologies. From 1988 to 1994, Mr. Kenny served as Group Executive, Finance & Administration and Chief Financial Officer of Aetna Life & Casualty. Mr. Kenny serves on the board of directors of several ING mutual funds. Mr. Kenny is a director and member of the Audit and the Compensation Committees of Odyssey Reinsurance Holdings. He is also a director of and chairman of the Compensation Committee of the Independent Order of Forresters, a fraternal benefit society.

Robin Monro-Davies, age 67, became a director of the Company in August 2005. From 1997 until his retirement in 2001, Mr. Monro-Davies was Chief Executive Officer of Fitch Ratings. Mr. Monro-Davies is a director of AXA UK plc, AXA Asia Pacific Holdings and HSBC Bank plc, North American Banks Fund, European Equity Tranche Income Fund and The Ukraine Opportunity Trust PLC. Mr. Monro-Davies is also an independent director of Assured Guaranty (UK) Ltd., one of our subsidiaries.

Michael T. O'Kane, age 62, became a director of the Company in August 2005. Until his retirement in August 2004, Mr. O'Kane was employed at TIAA-CREF (financial products) in a number of different capacities since 1986, most recently as Senior Managing Director, Securities Division. Since 2006, Mr. O'Kane has been a director of Jefferies Group, Inc.

Directors Whose Terms of Office Will Continue after This Meeting

Directors Whose Terms Expire in 2009

Stephen A. Cozen, age 68, became a director of the Company upon completion of the IPO. Mr. Cozen is the founder and Chairman of Cozen O'Connor, an internationally-recognized law firm, with its home office in Philadelphia, Pennsylvania. Mr. Cozen is a fellow in the American College of Trial Lawyers. Mr. Cozen also serves on numerous educational and philanthropic boards, including the University of Pennsylvania's Institute of Law and Economics and its Law School Board of Overseers, and the Board of Counselors of the University of Southern California. Mr. Cozen is also a director of United America Indemnity, Ltd. and Haverford Trust Co.

Donald H. Layton, age 57, became a director of the Company in 2006. Prior to his retirement in 2004 from J.P. Morgan Chase & Co., Mr. Layton was Vice Chairman and a member of its three person Office of the Chairman. Previously, Mr. Layton had been Co-Chief Executive Officer of J.P. Morgan, the investment bank of J.P. Morgan Chase & Co. Mr. Layton became Chairman of the Board of E*Trade Financial Corporation in late 2007 and in March 2008 he was also named as its chief executive officer. He also is a Senior Advisor to The Securities Industry and Financial Markets Association, a member of the Federal Reserve Bank of New York's International Capital Markets Advisory Committee and the Massachusetts Institute of Technology Visiting Committee for Economics. Mr. Layton also serves as Chairman of the board for The Partnership for the Homeless and director of the International Executive Service Corps.

Walter A. Scott, age 70, became a director of the Company upon completion of the IPO and its Chairman in May 2005. Mr. Scott was Chairman, President and Chief Executive Officer of ACE from 1991 until his retirement in 1994 and President and Chief Executive Officer of ACE from 1989 to 1991. Subsequent to his retirement he served as a consultant to ACE until 1996. Mr. Scott was a director of ACE from 1989 through May 2005. Prior to joining ACE, Mr. Scott was President and Chief Executive Officer of Primerica's financial services operations (which is now part of Citigroup). Mr. Scott is currently Chairman and Chief Executive Officer of Beverage Acquisition Group LLC, a Vermont-based hard-cider company. Mr. Scott is an Emeritus Trustee of Lafayette College and a founding trustee of the Bermuda Foundation for Insurance Studies.

Directors Whose Term Expire in 2010

Neil Baron, age 64, became a director of the Company upon completion of our IPO. Mr. Baron was Chairman of Criterion Research Group, LLC, an independent securities research firm from March 2002 through February 2006, at which time this firm was acquired. Mr. Baron was Vice Chairman and General Counsel of Fitch Inc., a nationally recognized statistical ratings organization, from April 1989 to August 1998. Prior to joining Fitch, Mr. Baron was in private practice for more than 20 years, including at the law firm of Booth & Baron, specializing in structured finance and rating agency matters.

G. Lawrence Buhl, age 61, CPA, became a director of the Company upon completion of the IPO. Mr. Buhl was a partner of Ernst & Young LLP and its predecessors through 2003. During his 35-year accounting career, Mr. Buhl served as the Regional Director for Insurance Services in Ernst & Young's Philadelphia, New York and Baltimore offices and as audit engagement partner for more than 40 insurance companies, including those in the financial guaranty industry. Mr. Buhl also serves as a director for Harleysville Group, Inc. (NASDAQ:HGIC) and its majority shareholder, Harleysville Mutual Insurance Company and is chair of each company's audit committee.

Dominic J. Frederico, age 55, has been a director, President and Chief Executive Officer of Assured Guaranty since our IPO. Mr. Frederico served as Vice Chairman of ACE from 2003 until 2004 and served as President and Chief Operating Officer of ACE and Chairman of ACE INA Holdings, Inc., from 1999 to 2003. Mr. Frederico was a director of ACE from 2001 through May 2005. From 1995 to 1999 Mr. Frederico served in a number of executive positions with ACE. Prior to joining ACE, Mr. Frederico spent 13 years working for various subsidiaries of the American International Group. Mr. Frederico is a member of the Board of Trustees of Drexel University.

        As described in "Proposal No. 2: Approval of the Issuance of Common Shares to WLR Recovery Fund IV, L.P. and/or its Affiliates at the Option of the Company," Wilbur L. Ross, Jr. will be appointed as a director of the Company for a term commencing immediately after the 2008 Annual General Meeting and expiring at the 2009 Annual General Meeting. Mr. Ross's biography is contained in Proposal No. 2.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How Much Stock is Owned By Directors and Executive Officers?

        The following table shows our common shares owned directly or indirectly by our directors and executive officers as of March 7, 2008. Unless otherwise indicated, the named individual has sole voting and investment power over the common shares under the column "Common Shares Beneficially Owned." The common shares listed for each director and executive officer constitute less than one percent of our outstanding common shares, except for Mr. Frederico who owns approximately 1.7% of our outstanding common shares if stock units are treated as outstanding and 1.6% of our outstanding common shares of our outstanding common shares if stock units are not treated as outstanding. The common shares beneficially owned by all directors and executive officers as a group constitute approximately 4.0% of our outstanding common shares if stock units are treated as outstanding and 3.6% of our outstanding common shares if stock units are not treated as outstanding. For the purposes of calculating the percentages of our outstanding common shares held by our directors and executive officers, we did not include as outstanding the common shares held by our subsidiary, Assured Guaranty US Holdings Inc.

        As of the date of this proxy statement, Wilbur L. Ross, Jr. is not a director of the Company and the Company has not issued any shares to WLR Recovery Fund IV, L.P., an investment fund affiliated with a company managed by Wilbur L. Ross, Jr. Therefore, Mr. Ross is not included in the following directors and executive officers ownership table. As disclosed in "Proposal No. 2: Approval of the Issuance of Common Shares to WLR Recovery Fund IV, L.P. and/or its Affiliates at the Option of the Company," Mr. Ross will be appointed to our Board of Directors for a term commencing immediately after the 2008 Annual General Meeting and expiring at the 2009 Annual General Meeting. Mr. Ross may be deemed to beneficially own such shares once they are sold to WLR Recovery Fund IV, L.P.

Name of Beneficial Owner	Common Shares Beneficially Owned		Unvested Restricted Common Shares(1)	Vested and Unvested Stock Units(2)	Common Shares Subject to Option(3)
Neil Baron	8,056		—	16,771	—
Francisco L. Borges	10,000		3,980	5,991	—
G. Lawrence Buhl	11,556		3,187	13,570	—
Stephen A. Cozen	16,556		3,187	13,570	—
Dominic J. Frederico	290,864		187,497	50,000	833,335
Patrick W. Kenny	8,056		—	19,100	—
Donald H. Layton	10,000		4,100	6,929	—
Robin Monro-Davies	10,000		4,182	10,746	—
Michael T. O'Kane	3,000		4,182	10,746	—
Walter A. Scott	15,556		—	16,771	—
Robert B. Mills	91,239		90,000	20,000	400,001
Michael J. Schozer	82,797	(4)	90,000	20,000	400,001
James M. Michener	68,243		57,500	15,000	260,001
Robert A. Bailenson	16,950		13,375	5,000	48,334

All directors and executive officers as a group (14 individuals)	642,873		461,190	224,194	1,941,672

(1)
The reporting person has the right to vote (but not dispose of) the common shares listed under "Unvested Restricted Common Shares."

(2)
Each non-management director holds stock units, including dividend accruals, which will be mandatorily deferred at least 6 months after the termination of such directors' service on the Board. In addition, our executive officers have restricted stock units that vest on specified anniversaries of the date of the award, with common shares delivered upon vesting. None of the common shares associated with restricted stock units are deliverable within 60 days of March 7, 2008 and therefore cannot be voted or disposed within such time period. As a result, these shares are not considered beneficially owned under SEC rules. We include them in the table above, however, because we view them as an integral part of share ownership by our directors and executive officers.

(3)
Represents common shares which the reporting person has the right to acquire within 60 days of March 7, 2008 pursuant to options.

(4)
Includes shares owned by Mr. Schozer's spouse over which Mr. Schozer has the power to direct the voting and disposition.

Which Shareholders Own More than 5% of our Common Shares?

        The following table shows all persons we know to be direct or indirect owners of more than 5% of our common shares as of March 7, 2008, unless otherwise indicated. For the purpose of determining the percentage of class held by each such shareholder, we did not include as outstanding the common shares held by our subsidiary Assured Guaranty US Holdings Inc. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
ACE Limited ACE Global Headquarters 17 Woodbourne Ave. Hamilton, Bermuda	19,157,401	23.64%
WLR Recovery Fund IV, L.P.(1) 600 Lexington Avenue New York, NY 10022	12,116,396	13.01%
S.A.C. Capital Advisors, LLC(2) 72 Cummings Point Road Stamford, CT 06902	5,994,642	7.40%
Ariel Capital Management, LLC(3) 200 East Randolph Drive Suite 2900 Chicago, IL 60601	5,125,845	6.33%

    (1)
    Subject to the satisfaction of certain conditions, including the receipt of required regulatory approvals and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as described in "Proposal No. 2: Approval of the Issuance of Common Shares to WLR Recovery Fund IV, L.P. and/or its Affiliates at the Option of the Company," WLR Recovery Fund IV has agreed to acquire 10,651,896 common shares pursuant to an investment agreement with the Company dated as of February 28, 2008. The Company currently anticipates that the issuance of the shares pursuant to the investment agreement will occur within 60 days of February 28, 2008. Prior to closing the transaction, WLR Recovery Fund IV does not actually own these shares. According to a Schedule 13D filed by WLR Recovery Fund IV, L.P. filed on March 10, 2008, it is also the beneficial owner of 1,379,400 common shares acquired prior to the execution of the investment agreement and can be deemed to share voting and dispositive power of an additional 135,100 shares that are owned by its affiliates, WLR Recovery Fund III, L.P. and WLR IV Parallel ESC, L.P. In addition, pursuant to the investment agreement, the Company also has the option to sell WLR Recovery Fund IV, L.P. up to $750,000,000 additional common shares, although it will need shareholder approval to issue common shares before it can exercise such option in full. If the number of shares held by the Company's other 5% owners does not change, the issuance to WLR Recovery Fund IV, L.P. will reduce the percentage of common shares owned by the Company's other 5% shareholders.

    (2)
    As of January 25, 2008, based on a Schedule 13G filed jointly by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC, Canvas Capital Management, LP and Steven A. Cohen. These entities reported shared voting and dispositive power. The allocation of share ownership among these joint filers is set forth in their Schedule 13G.

    (3)
    Based on a Schedule 13G/A filed by Ariel Capital Management, LLC filed on March 11, 2008 reporting an event on February 29, 2008. According to such Schedule 13G/A, Ariel had sole voting power of 4,017,040 common shares and sole power to dispose of 5,119,365 common shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Executive Summary

        We provide our executive officers with a base compensation that consists of base salary, retirement and other post termination benefits, employee benefits and perquisites. We also provide variable compensation in the form of an annual cash bonus, equity awards under our long-term incentive plan and cash-based awards under our Performance Retention Plan, which we call PRP.

        To a large degree, base salary is determined by employment contracts, most of which were entered into before we became a public company, and which annually renew at the option of the Company and the executive. The Compensation Committee of our Board of Directors evaluates base salary each year to determine if any raises are appropriate. In this decision, it is guided by individual performance and salary and compensation trends among peer group companies, although we do not benchmark any specific percentile. The Compensation Committee also considers individual performance when setting annual base salary. Many of the retirement and employee benefits that we provide to our executive officers are on terms generally available to our salaried employees, although we also provide additional post-termination and change in control compensation to our executive officers.

        We use the variable component of our compensation program as the primary tool to reward performance and provide incentives for our key executives to remain with the Company. In establishing variable compensation for each executive officer, the Compensation Committee evaluates both Company and individual performance. As with base compensation, the Compensation Committee considers peer group variable compensation when making variable compensation decisions with respect to its executive officers, but does not target any percentile for any component of variable compensation or for total compensation.

        Because the Compensation Committee believed that Company performance for the year was very strong, especially compared to the compensation peer group and other competitors, and that the individual executive officers performed their responsibilities at a high level, meeting applicable individual performance goals, total compensation was generally at the high end for comparable positions at peer group companies, using 2006 data, although that level was not targeted.

  Objectives of the Compensation Program

        We are committed to building shareholder value by achieving the following key strategic goals:

  •
  Expand our financial guaranty direct business

  •
  Maintain our financial guaranty reinsurance franchise

  •
  Maintain triple-A (stable) ratings from the three major rating agencies for AGC; maintain double-A (stable) ratings from the three major rating agencies for AG Re.

  •
  Maintain underwriting discipline and the quality of our financial guaranty portfolio

  •
  Manage capital efficiently

        The Compensation Committee reviews the philosophy and objectives of our compensation program annually and makes compensation decisions to recognize and support the achievement of our key strategic goals by:

  •
  Attracting and retaining talented executives with established records of success in the financial guaranty or financial services industry to implement the Company's long-term business strategy. As a Bermuda-based company, we also need to manage the unusual circumstances related to attracting and retaining superior executives in Bermuda.

  •
  Closely aligning the financial rewards of management with those of the Company's shareholders by linking executive incentives to achieving the Company's short-term and long-term business goals and reward them for such achievement, including growth in shareholder value.

  •
  Creating accountability for individual performance measured by individual, unit and Company achievement of goals.

        The Compensation Committee implements its objectives by:

  •
  Developing performance targets and measures consistent with its key strategic goals and basing incentive compensation on achievement of those goals.

  •
  Making long-term incentive awards a significant component of compensation for its senior executive officers to align the interests of these officers with long-term interests of all shareholders.

  •
  Establishing vesting requirements for long-term incentive awards such as restricted stock, stock options and PRP awards to encourage our executives to remain with the company and have a long-term perspective.

        The compensation program is also designed to reward each executive officer for:

  •
  Working together as a team to achieve the Company's strategic goals.

  •
  Achieving identified objectives in their areas of responsibility.

  •
  Responding quickly and effectively to unanticipated opportunities or challenges.

  •
  Demonstrating ethical behavior in compliance with current legal and regulatory standards.

        The Compensation Committee takes these factors into account when it evaluates individual performance. For example, 2007 performance goals did not anticipate the deterioration in the credit markets in the second half of 2007. However, the Compensation Committee believes the management team responded promptly and well to this situation by completing a large portfolio reinsurance transaction with Ambac Assurance Corporation and a $304 million secondary common stock offering in December 2007.

  Compensation Governance and Administration

        The Compensation Committee oversees all aspects of our executive compensation program. The Compensation Committee has responsibility for establishing executive compensation policies, determining the compensation of the CEO, reviewing the CEO's compensation recommendations regarding other senior officers and determining appropriate compensation for such officers. Our board has adopted a Compensation Committee Charter to govern the Compensation Committee's activities, a copy of which may be found at www.assuredguaranty.com. The charter is reviewed annually by the

Compensation Committee. Under its charter, the Compensation Committee is authorized to retain compensation, legal, accounting and other consultants to assist it.

        The Compensation Committee has retained Frederic W. Cook & Co., Inc., who we refer to as Cook, as its compensation consultant. The Compensation Committee has instructed Cook to advise it on executive compensation developments and to assist with peer comparisons of executive compensation and the aggregate amount of long-term incentives. Cook meets periodically with the Compensation Committee and prepares some of the materials for Compensation Committee meetings, such as peer group compensation data and measurements of long term compensation. Cook's work for the Company in 2007 was solely with respect to matters under the Compensation Committee's authority.

        The CEO is the principal executive involved with the Compensation Committee in establishing compensation policy and setting the compensation for other executive officers. The CEO generally attends the Compensation Committee meetings, although the Compensation Committee also meets regularly in executive session. Both the General Counsel and the head of Human Resources attend portions of the Compensation Committee meetings and provide additional information and analysis to the Compensation Committee, as requested, and communicate with Cook on committee matters. Between meetings, the chairman of the Compensation Committee will often speak with the CEO or the General Counsel regarding committee and compensation matters.

        The Board of Directors has delegated to the CEO the power to approve:

  •
  Routine changes to benefit plans.

  •
  New hire packages for non-executive officers with expected annual compensation below a specified amount.

  •
  New hire equity grants for non-executive officers up to a specified amount of stock options and restricted stock for each new hire. All equity grants authorized by the CEO must be reported to the Compensation Committee at its next meeting.

  •
  Routine salary and employment termination arrangements for employees below the top three levels of the Company.

        The Compensation Committee meets in February of each year to make executive compensation decisions with respect to the previous year's performance. The Compensation Committee follows this schedule because the February meeting is the earliest practical opportunity to review the prior year's financial results and the performance of the executive officers. To date, other than equity granted in connection with the IPO, all equity grants to executive officers have been approved during the February meeting. At the February meeting, the Compensation Committee discusses its compensation recommendations with the independent, non-management directors who are not on the Compensation Committee. All independent, non-management directors approve executive officer salary increases, bonuses, equity awards and PRP awards. Stock options are priced at the NYSE closing price of the Company's stock on the day the awards are approved by the Compensation Committee and the other independent non-management directors.

  Elements of Compensation

        The Company provides various elements of compensation to its executive officers, which can be grouped into base compensation and variable compensation. Base compensation is provided for an executive officer's acceptable performance and is only adjusted periodically. Base compensation includes base salary, retirement and other post termination benefits, employee benefits and perquisites.

Variable compensation is adjusted annually to correspond to actual performance in prior periods and to provide incentives to achieve annual and long term goals. To increase the effectiveness of these incentives, a significant portion of executive officer compensation is variable compensation. Variable compensation includes annual bonus and various types of long term compensation.

  Base Compensation

  •
  Base Salary—The Compensation Committee establishes a base salary for each executive's position, taking into account market conditions, business or professional experience, prior salary history and contractual arrangements. Once established, base salaries are periodically adjusted to reflect inflation and salary changes at peer group companies.

  Analysis—The Compensation Committee does not target base salary as a particular percentage of total compensation, although base salary typically comprises 10%-30% executive officers' total compensation. When determining increases to base salary, the Compensation Committee reviews salary data for comparable performance at peer group companies, considers Company performance and evaluates the individual officer's performance and how it contributed to Company performance. Variable incentive awards do not affect base salary.

  •
  Retirement Benefits—We maintain tax-qualified and non-qualified defined contribution retirement plans for our eligible employees, including executive officers. We contribute 6% of each employee's salary and cash bonus compensation, which we call eligible compensation, to the defined contribution plans. We also have 401(k) type plans, with 100% Company matching up to 6% of eligible compensation.

  Analysis—Because the Company's contribution to retirement plans is based on eligible compensation, we will make higher contributions if an executive officer's base salary or annual bonus increases. We make contributions to these plans to be competitive with other companies and to retain talented employees. The investment return in each employee's retirement account depends on the performance of the investment elections made by each employee. No executive officer is guaranteed any level of retirement payout or preferential return on their accounts. To date, retirement plan contributions and balances have not affected other elements of executive compensation. The Company does not maintain any defined benefit pension plans.

  •
  Other Post-Termination Benefits—The Company provides executive officers other post-termination benefits such as accelerated vesting and severance payments in certain circumstances. See "Executive Compensation—Potential Payments Upon Termination or Change of Control."

  Analysis—We have provided these other post-termination benefits because we believe they are customary and are necessary to attract and retain our executive officers. In particular, severance amounts for most of our executive officers were established in employment agreements negotiated before our IPO and the protection provided by the severance provisions of their contracts was a key element in recruiting experienced executives to work for the Company. Similarly, the accelerated vesting for events such as death or disability is typically provided to executives at other companies. To date, these other post-termination benefits have not affected other elements of executive compensation.

  •
  Employee Benefits—Assured provides comprehensive employee benefits to its employees, including its executive officers. These benefits include life, health and disability insurance. The Company also maintains an Employee Stock Purchase Plan, which we refer to as the ESPP, to increase stock ownership by employees. Under the ESPP, employees, including executive officers, may annually purchase up to $25,000 of our stock at a 15% discount. In 2007 Mr. Frederico and

    Mr. Mills participated in the ESPP to the maximum extent allowable.

    Analysis—We believe the level of benefits provided under our programs is generally consistent with practices among our principal competitors for employees, including other financial guaranty companies.

  •
  Perquisites—We also provide executive officers fringe benefits that are not available to employees generally. These include tax preparation, financial planning, golf club membership, executive medical, physical and excess health insurance and, for some of our executive officers located in Bermuda, housing and car allowances, family travel benefits and tax gross ups. Mr. Frederico is provided a golf club membership in both Bermuda and the United States.

  Analysis—These benefits are provided to retain and motivate highly valued executives. In addition, we provide the Bermuda perquisites to attract Mr. Frederico and Mr. Michener to work and reside in Bermuda. These fringe benefits are customary for non-Bermudians who are senior executives working in Bermuda and are provided for in Mr. Frederico's and Mr. Michener's employment agreements. In 2006, changes in U.S. tax law significantly increased the individual U.S. income tax on the housing allowances provided to Mr. Frederico and Mr. Michener. To maintain the net value of their housing allowances, in August 2006, the Compensation Committee approved a tax gross up to Mr. Frederico and Mr. Michener for the cost of the increased taxes. Since Bermuda imposes similar taxes, the Company reimburses Mr. Frederico and Mr. Michener for U.S. Social Security and Medicare taxes incurred when they are working in the United States.

  •
  Employment agreements—Some of the elements of the compensation packages for our executive officers, such as minimum base salary, severance and change in control benefits are governed by the terms of the employment agreements we entered into with these individuals. Details of these agreements are shown under the headings "Executive Compensation—Employment Agreements" and "Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreements."

  Analysis—Beginning in 2003, we recruited executives to implement our business plan and achieve our key strategic goals. Implementation of our business plan involved substantial risk, including the risks of completing a successful IPO, achieving rating improvements and accomplishing the strategic shift to write financial guaranty direct business along with financial guaranty reinsurance. To mitigate these risks, we recruited executives with established records of success in the financial guaranty or financial services industry. Prior to the IPO, Mr. Frederico, Mr. Mills, Mr. Schozer and Mr. Michener left senior positions at well established companies to join us and employment agreements were entered into with these executives at that time. We believe these employment agreements were essential to recruit Mr. Frederico, Mr. Mills, Mr. Schozer and Mr. Michener prior to the IPO. In October 2006, we entered into an employment agreement with Mr. Bailenson. We believe the employment agreements also have served as powerful performance incentives and retention tools by proscribing employment terms, including benefits to executives if their employment is terminated without cause or after a change of control. In addition, each employment agreement contains a non-competition agreement.

  •
  Change of Control Benefits—The vesting of any unvested stock options and restricted stock held by an executive officer will be accelerated on a change of control. In addition, the employment agreements provide that in the event of a change of control, severance benefits are provided if the executive officer, other than Mr. Bailenson, is terminated without cause or resigns during the first 12 months following a change of control. In Mr. Bailenson's case, he will receive severance benefits if he is terminated for any reason after a change in control or resigns during the

    12 month period beginning 3 months after a change in control. In each case, the definition of change in control excludes transactions, such as an internal reorganization and when the Company issues shares directly, for which it may not be appropriate to provide change of control benefits. Additional information on benefits provided upon a change of control is shown in "Executive Compensation—Employment Agreements" and "Executive Compensation—Potential Payments Upon Termination or Change in Control."

    Analysis—We provide for the use of single trigger change of control equity vesting because we believe that is appropriate to best motivate an executive to pursue increases in shareholder value when evaluating a transaction which could result in a change of control. The Compensation Committee believes that severance benefits provided by the employment agreements that were entered into prior to the IPO comprised a key part of the employment package that induced experience officers to work for the Company. Mr. Bailenson was provided separation benefits in his employment contract so that he would have comparable benefits to the Company's other executive officers, although the benefit was modified from the other executive officers' separation agreements to provide additional protections in the event of termination without cause or a change in control.

  Variable Compensation

        For the executive officers, other than Mr. Bailenson, the overall mix of variable compensation elements was largely established by their employment agreements entered into in conjunction with the IPO. The agreements were the result of negotiation between each executive officer and the pre-IPO shareholder of the Company. The agreements reflect the Company's view that effective executive compensation should be a blend of several elements of compensation, with no undue reliance on any one element. The compensation mix for Mr. Bailenson has generally followed the mix for the other executive officers because the Compensation Committee believes that it is important to compensate its senior officers on a consistent basis.

  •
  Annual Cash Bonus—The Compensation Committee awards annual cash bonuses to provide incentive compensation to executives for achieving annual goals established for each executive officer. Annual bonuses are also intended to reward executives for overall success of the Company.

  Analysis—In February 2007 we awarded bonus payments to the executive officers for 2006 performance. These amounts were reported in the Summary Compensation Table of our 2007 proxy statement. Similarly, in February 2008 we awarded bonus payments to the executive officers for 2007 performance which are reported in the Summary Compensation Table of this proxy statement. The Compensation Committee uses its discretion to evaluate the performance of each executive officer and the company to set annual cash bonuses. The process followed by the Compensation Committee is discussed below under "Compensation Process." The goals and results for 2007 are discussed below under "2007 Performance and Compensation Decisions."

  •
  Long Term Incentive Program: 2004 Long-Term Incentive Plan—In 2004, we adopted a long-term incentive plan to create incentives for employees to enhance the long-term value of the Company. A key goal of the long-term incentive plan is to increase officer ownership of Company shares, thereby aligning executives' interests with long-term shareholder interests. While the Company's long-term incentive plan provides for a variety of types of awards, the Compensation Committee has made awards to employees, including executive officers, only in the form of shares of restricted stock and stock options. Restricted stock and stock option awards were granted in conjunction with the IPO and as part of annual compensation grants. Cash dividends are paid on the unvested portion of pre-2008 restricted stock grants. Beginning with the 2008 awards, dividends will be paid in restricted stock units.

    Analysis—In February 2007 we awarded restricted stock and stock option grants to the executive officers for 2006 performance. These grants were reported in our 2007 proxy statement. Further detail on those awards is shown on "Executive Compensation—2007 Grants of Plan-Based Awards." We believe that restricted share awards with delayed vesting are crucial in recruiting and retaining high caliber executives. By providing an immediate equity stake in the Company, restricted stock provides an incentive to achieve the Company's long-term goals. The Company includes stock options as part of long-term compensation because the Company believes that options are a valuable incentive tool, providing compensation only if stock price increases. Restricted stock and stock option grants serve as strong retention incentives since executive officers generally forfeit unvested the stock grants and stock options if they leave the Company. Additional information on our long-term incentive program is provided in "Potential Payments Upon Termination or Change in Control—Equity and Incentive Plans." Historically, target equity awards were established in most of the executive employment agreements. Beginning with 2007 performance, the employment agreements no longer establish target equity awards. Since the IPO, the value of the Company's equity grants to all employees as a percentage of it market capitalization have exceeded those of the peer group, which had larger more established businesses. The Compensation Committee has determined that this level of equity grants has been necessary to attract high quality staff from established companies. Cook has advised the Compensation Committee that higher levels of grants as a percentage of market capitalization are often seen in smaller companies. During 2007, the Compensation Committee and management agreed that because the Company is now a well established financial guaranty direct insurer and reinsurer, it is appropriate to lower overall equity grants to be more in line with the peer group. Accordingly, overall equity grants we reduced by approximately 40%. Grants to the executive officers were reduced so as to be consistent with this overall reduction.

  •
  Long Term Incentive Program: Performance Retention Plan—In February 2007 we initiated the PRP. PRP grants were also made in February 2008. PRP awards are cash-based and vest after specified performance periods. Awards granted in 2007 will vest after 4 years. Awards granted in 2008 will generally vest 25% after 2 years; 25% after 3 years and 50% after 4 years. We chose this vesting schedule to be generally consistent with the vesting schedule we use for equity awards. Awards granted in 2007 will increase in value at the rate that the Company's modified adjusted book value increases during the performance period. 2008 awards will increase or decrease in value based 50% on the rate the Company's per share modified adjusted book value changes and 50% on the Company's operating return on equity over each performance period; provided that executive officers will not receive their awards if the modified adjusted book value and operating return on equity performance measures are not met.

  Analysis—We believe the PRP will be a valuable tool in attracting and retaining talented employees because employees will be rewarded for staying with the Company and for profitable growth in our business. Because PRP awards are cash-based, there will be no shareholder dilution from the awards. PRP grants to most executive officers were made for the first time in February 2008, although one grant was made in 2007. The level of PRP award was made to reach the appropriate level of long-term compensation after taking into account the reductions in equity grants described above. Additional information on the PRP is provided in "Potential Payments Upon Termination or Change in Control—Equity and Incentive Plans."

  Stock Ownership Guidelines

        Since the IPO, the Board of Directors has recommended that each director hold at least 10,000 shares of Company stock within three years of joining the board. Each of our outside directors has attained the recommended ownership level.

        Since the IPO, no executive officer has sold any Company common shares or exercised any stock options. However, to further demonstrate the Company's commitment to build shareholder value, in February 2007, the Board of Directors adopted management stock ownership guidelines. The chart below shows the guideline for each executive officer and their stock ownership as of March 6, 2008:

Executive	Guideline	Current Ownership

Dominic J. Frederico	7 × Base Salary	9.6 × Base Salary
Robert B. Mills	5 × Base Salary	4.4 × Base Salary
Michael J. Schozer	5 × Base Salary	5.1 × Base Salary
James M. Michener	5 × Base Salary	4.0 × Base Salary
Robert A. Bailenson	2 × Base Salary	1.2 × Base Salary

        These ownership levels represent actual shares owned. Unvested restricted shares and unexercised options do not count towards the guidelines.

        Our guidelines do not mandate a time frame by which this ownership must be attained, but Mr. Frederico, Mr. Mills, Mr. Michener and Mr. Schozer must retain 100% of their after-tax receipt of Company stock until they reach their ownership goal. Mr. Bailenson must retain at least 50% of his after-tax receipt of Company stock until he reaches his ownership goal.

        In addition, in February 2007, the Company amended its stock trading policy to prohibit hedging with respect to Company stock so as to be consistent with its stock ownership philosophy.

        Please see "Information About Our Common Share Ownership—How Much Stock is Owned by Directors and Executive Officers" for detailed information on the executive officers' stock ownership.

  U.S. Internal Revenue Code Section 162(m) Requirements and Performance-Based Compensation

        Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company's CEO and any of the four other highest paid executive officers, which we refer to as the $1 million limit. The Company is not subject to U.S. income taxes and so, generally, the limit would not affect amounts payable by the Company. However, if an employee of a U.S. subsidiary is among the five most highly compensated officers, that subsidiary's deduction for compensation paid to the officer would be subject to the $1 million limit. Mr. Schozer is a full time employee of a U.S. subsidiary. The other executive officers allocate their time between our Bermuda and U.S. operations.

        Compensation otherwise subject to the $1 million limit will be exempt from the limit if it qualifies as performance-based compensation, as defined by the IRS. In May 2005, we received shareholder approval of our 2004 Long-Term Incentive Plan, which is one of the conditions for treatment of a payment or distribution as performance-based compensation. A payment or distribution will be treated as performance-based compensation under the limit only if it is contingent on achievement of performance objectives. For example, stock options are generally treated as performance-based compensation, while guaranteed payments are not. For 2007, the highest paid five executive officers received stock option awards and PRP grants and participated in an annual cash and stock bonus program that were designed to satisfy the requirements for performance-based compensation.

        We have designed an annual cash and stock bonus program generally to qualify as performance-based compensation. This program provides for establishment of a bonus pool of cash and a bonus pool of shares of Company stock. The amount of cash and shares to be allocated to the respective 2007 bonus pools was based on the level of "2007 adjusted income" compared to pre-established objectives for such income or the "adjusted income goal." The cash bonus pool began to accrue if adjusted net income was 50% of the adjusted income goal and increased at higher rates as adjusted net income increased. The bonus pool of shares was established if adjusted net income was 50% of the adjusted net income goal and increased by 50% if the adjusted net income goal was reached. The Compensation Committee viewed the threshold for cash and stock bonus amounts as substantially uncertain at the time established.

        2007 adjusted income means net income of the Company, excluding the after-tax earnings impact of each of the following items if they occur during the 2007 Performance Period:

  •
  realized investment gains and losses, including those resulting from the sale of subsidiaries and affiliates, for the 2007 Performance Period;

  •
  the cumulative effect of changes in accounting principles for the 2007 Performance Period required by the Financial Accounting Standards Board, the SEC or any other governing body that sets accounting standards as set forth in the Consolidated Statement of Income or the Notes thereto as reported in the Annual Report;

  •
  the cumulative effect of changes in the tax law occurring during the 2007 Performance Period as set forth in the Consolidated Statement of Income or the Notes thereto as reported in the Annual Report;

  •
  extraordinary items, as defined under generally accepted accounting principles, during the 2007 Performance Period as set forth in the Consolidated Statement of Income as reported in the Annual Report;

  •
  charges related to the acquisition and integration of a company or business acquired within twelve months of such acquisition; such charges would result primarily from anticipated costs of the acquisition and the application of the company's strategies, policies and practices to the acquired company's reserves;

  •
  unrealized gains/losses on derivative financial instruments;

  •
  gains or losses related to accounting for any reinsurance transactions between the Company and its subsidiaries and ACE and its subsidiaries that are treated as retroactive reinsurance; and

  •
  losses in excess of $50 million related to any single credit.

        Under the cash portion of the program, the CEO is permitted to receive up to 40% of the bonus pool, and the other four executive officers were each permitted to receive up to 15% of the bonus pool. The Compensation Committee believed that these relative percentages reflect the leadership role of the CEO. For 2007, the cash bonus pool was $8.9 million, of which $6.85 million was awarded.

        Under the stock grant portion of the program, the CEO is permitted to receive up to 125,000 shares, the second and third highest paid executive offices are each permitted to receive up to 60,000 shares, and the fourth and fifth highest paid executive officers are each permitted to receive up to 30,000 shares.

        The program permits the Compensation Committee to reduce the cash bonus amount or the stock bonus amount at its discretion based on such factors as the committee determines to be appropriate. The financial and non-financial measures and goals considered by the committee in determining the amount of the final cash and share awards under the program are described below under the heading "2007 Performance and Compensation Decisions."

        PRP grants to the executive officers in February 2008 were designed to qualify to be performance-based compensation, exempt from the $1 million limit.

        The Compensation Committee does not use deductibility as the sole factor in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries, have entered, and may in the future enter into compensation arrangements under which payments would not be deductible by reason of the $1 million limit.

        Section 409A of the U.S. Internal Revenue Code imposes restrictions on nonqualified deferred compensation plans. The Company maintains defined contribution plans in the U.S. and Bermuda that are subject to the requirements of section 409A. Those plans provide for employee and employer contributions in excess of the IRS limits, and the Company believes that they satisfy section 409A.

  Compensation Process

        The Compensation Committee annually establishes Company and executive officer performance goals, reviews prior compensation decisions, benchmarks the Company's executive compensation against a peer group, reviews the performance of the Company against its plan and the performance of the competitors, reviews the performance of each executive officer and makes annual compensation decisions.

        Executive Officer Performance Goals—The Compensation Committee annually establishes performance goals for the CEO, which we call CEO performance measures. Not all CEO performance measures are of equal weight and there is no quantitative method by which the Compensation Committee applies the CEO performance measures. The 2007 CEO performance measures included the following financial performance measures from the 2007 business plan, as approved by the board: net income, operating income, book value per share, adjusted book value per share, operating income per share, operating return on equity (excluding AOCI and FAS 133), expense ratio (excluding the Other segment), direct financial guaranty segment present value of premiums, which we refer to as PVP, and reinsurance segment PVP. (See the explanation of non-GAAP financial measures at the end of the Compensation Discussion and Analysis.) The CEO performance measures included the following non-financial performance measures focused on implementation of our key strategic goals: strategy and leadership, ratings improvement, effective management of enterprise risk, management development and succession planning and credit quality.

        The Compensation Committee uses the same Company financial performance measures to evaluate the performance of the other executive officers as it does for the CEO. In addition, the Compensation Committee approves annual performance goals for each other executive officer based on the recommendations of the CEO. The performance goals for these officers are primarily related to the following position responsibilities:

        Mr. Schozer—Direct financial guaranty segment business

        Mr. Mills—Financial management, financial reporting and corporate administration

        Mr. Michener—Legal, human resources and internal audit

        Mr. Bailenson—Financial reporting and accounting policy

        The difficulty of achieving each component of the Company performance measures and other individual performance goals varied. In the aggregate, the Compensation Committee viewed the Company performance measures and other individual performance goals as significant, but attainable, challenges for the CEO and the other executive officers.

        Prior Compensation Decisions—The Compensation Committee reviews executive employment agreements, current compensation, retirement balances, prior equity grants, change of control benefits and perquisites. The Compensation Committee reviews tally sheets for each executive officer, the purpose of which is to show the total dollar value of the executive's annual compensation. This includes an executive's salary, annual cash bonus, equity-based compensation, retirement plans and perquisites and other compensation. The tally sheet also shows holdings of common shares and current market value under prior equity-based compensation awards. As a relatively new company, a substantial portion of the Company stock and stock options held by the executive officers is unvested. The Compensation Committee views the unvested equity as a positive element in retaining the services of the executive officers. The Compensation Committee uses tally sheets to estimate the total annual compensation of the named executive officers, and provide perspective on the named executive officers' wealth accumulation from our compensation programs.

        Benchmarking—The Compensation Committee designated a 2007 compensation peer group of Ambac Financial Group, Inc., Financial Security Assurance Holdings Ltd., MBIA Inc., Radian Group Inc. and Security Capital Assurance Ltd. We call this group our peer group. A Cook representative attended the November 2007 Compensation Committee meeting and met with members of the Compensation Committee and the Chairman of the Board in January 2008 to review peer group information. The Compensation Committee compared the Company's executive compensation to the executive compensation at the peer group using 2006 data, the most recent available.

        The Compensation Committee selected the peer group because these companies are the primary financial guaranty companies competing with us and for which comprehensive compensation data is publicly available. Measured by assets, as of September 30, 2007, Assured is smaller than all but one of the peer group. However, at December 31, 2007, Assured's market capitalization is the 3rd largest of the peer group. The Compensation Committee considered whether the Company's size should affect its executive compensation bench marking. The Compensation Committee concluded that the Company's size relative to the compensation peer group should not be a significant factor in executive compensation decisions since the Company is competing for the same business and talent as its larger competitors. Cook has advised the Compensation Committee that this conclusion is consistent with its experience within the financial guaranty industry.

        Cook compared Assured's historic share dilution and market value transfer calculations of equity to the peer group. At Cook's suggestion, the Compensation Committee also reviewed equity usage at a broader group of companies, which included companies not competing with the company. This group included the peer group and Allied World Assurance Company Holdings, Ltd., Endurance Specialty Holdings Ltd., MGIC Investment, Montpelier Re Holdings Ltd., Odyssey Re Holdings Corp., Platinum Underwriters, PMI Group, RAM Re Holdings Ltd., and Renaissance Re Holdings Ltd. According to Cook, aggregate equity grants tend to be similar among broader groups of companies that have similarities in size, Bermuda location, business and structure. The larger group provides more data for comparison purposes than the peer group alone.

        At the time it considers annual executive compensation awards, the Compensation Committee compares the Company's current year performance to the performance of the compensation peer group. At the same time, the committee compares the Company's executive compensation to the prior year's (the most recent available data) executive compensation of the peer group. For executive officers other than the CEO, the Compensation Committee compares the Company's 2nd through 5th highest paid executive officers to the 2nd through 5th highest paid executive officers of the peer group. These comparisons may be less useful than the CEO comparison because of different position responsibilities at different companies. The Compensation Committee does not set executive compensation by targeting any percentile of the compensation peer group. The Compensation Committee determines if its decisions are generally consistent with the peer group, taking into account factors such as age of the information, relative performance, age of the Company and strategic accomplishments. Later in each year, the Compensation Committee compares its most recent executive compensation decisions to the compensation peer group using more current data from SEC filings.

        Annual Performance Review—The Compensation Committee, with input from the other non-management directors, reviews the financial performance of the Company compared to its annual business plan and the progress the Company is making toward achieving its key strategic objectives.

        The Compensation Committee, with input from the other non-management directors, uses its judgment to evaluate the degree to which each executive officer has met or exceeded his performance goals based on the following:

  •
  The level of achievement of the Company financial performance measures

  •
  In the case of the CEO, the level of achievement of the CEO non-financial performance measures

  •
  In the case of the other executive officers, the CEO's evaluation of their performance

  •
  In the case of the chief financial officer and the chief accounting officer, the Audit Committee Chairman's evaluation of their individual performance

  •
  Other Company information, such as stock performance

  •
  External information, such as competitor performance

  •
  Success in dealing with unanticipated problems and opportunities

        Taking these factors into account, the Compensation Committee uses its judgment to adjust variable compensation to reflect Company and individual performance. The Compensation Committee believes this process is an effective method of tying compensation to performance. For more details about our approach in this regard, see the discussion under the headings "U.S. Internal Revenue Code Section 162(m) Requirements and Performance-Based Compensation" and "2007 Performance and Compensation Decisions."

  2007 Performance and Compensation Decisions

        In the judgment of the Compensation Committee, the Company's performance in 2007 was very strong. The Company achieved all of its key strategic goals and its most important annual goals. In its evaluation of 2007 performance, the Compensation Committee gave greatest weight to the achievement the Company's strategic goals, which were the result of the management team's continuous efforts since the IPO.

  Highlights of 2007 Results

  •
  Direct financial guaranty PVP increased from $302 million in 2006 to $477 million in 2007, a 58% increase. The direct business significantly expanded its asset classes and developed a strong flow of public finance business. These results were achieved despite split ratings until July 2007 and very challenging credit market conditions.

  •
  Reinsurance financial guaranty PVP increased from $152 million in 2006 to $398 million in 2007. This 163% increase was a strong result, especially in light of the continued growth in the direct business, which competes with our reinsurance customers. The growth in reinsurance PVP was primarily due to the approximately $29 billion par portfolio reinsurance transaction with Ambac Assurance Corporation in December 2007. The credit quality of the Ambac portfolio is high, with no MBS or CDO exposures.

  •
  In July Moody's Investor Services upgraded AGC to Aaa (stable). At year end 2007, AGC was one of only two financial guaranty insurers with stable triple-A (stable) ratings from the three major rating agencies.

  •
  During 2007 the average credit quality of the Company's financial guaranty portfolio remained AA-. The company's exposure to subprime residential mortgage-backed securities is highly rated. The company has no exposure to post-2003 CDO's of ABS.

  •
  In December 2007 the Company raised approximately $304 million in additional capital by issuing common shares at $25.50 per share, a 7.6% premium to book value at September 30, 2007. This capital was used to support the approximately $29 billion par portfolio reinsurance transaction with Ambac in December 2007.

  •
  Operating income rose 13% to $178 million and operating income per share rose 21% to $2.57 per share.

  •
  All of the 2007 non-financial CEO performance measures were achieved. All of the Company performance measures were achieved, except the net income and book value per share goals. Both measures were below budget due to unrealized mark-to-market losses in the second half of 2007 on derivatives associated with financial guaranties written as credit default swaps. The Compensation Committee noted these mark-to-market losses and further noted that these unrealized losses were caused by declines in the market value of reference securities and not by loss reserves, policy claims or realized losses and do not represent expected losses in our financial guaranty portfolio.

        The Compensation Committee views the Company's 2007 performance compared to the peer group and other competitors as excellent. During the first three quarters of 2007 the Company's direct market share, measured by PVP, rose to 7.2% from 6.2% for all of 2006. The Compensation Committee views this as good performance relative to the Company's competitors, especially since during the first half of 2007 the direct business still had split ratings. In addition, AGC changed its focus after the Moody's upgrade to Aaa to establish its U.S. public finance business and more selectively write structured finance business. The success of these efforts is demonstrated by the record 2007 business production in the direct segment. We believe that the Company's direct market share has increased since the third quarter due to financial uncertainties surrounding many of our competitors. For example, in the fourth quarter of 2006, the Company's direct PVP was approximately 10% of the amount insured by the two largest financial guaranty insurers. The comparable percentage for the fourth quarter of 2007 was approximately 28%. The reinsurance segment also had strong 2007 performance compared to its competitors, as evidenced by the Ambac transaction. The Compensation Committee also noted that in 2007 the Company's stock price remained essentially unchanged. This performance was superior compared to the Company's publicly traded competitors, which had 2007 stock price declines of approximately 65% to 86%.

        In addition, after evaluating the performance of the other executive officers, Mr. Frederico concluded, and the Compensation Committee agreed, that each executive officer performed his position responsibilities at a high level in 2007. As head of the direct segment, Mr. Schozer was directly responsible for its record production and strong risk management. As President of AGC, Mr. Schozer was a key driver in its upgrade by Moody's to Aaa. In 2007, Mr. Mills, Mr. Michener and Mr. Bailenson met all financial and legal reporting and compliance requirements and expertly supported the direct and reinsurance segments. In addition, each executive was a key contributor to the Moody's upgrade and the successful common stock offering in December.

        Accordingly, in February 2008, the Compensation Committee, in conjunction with the other independent directors, awarded the executive officers the following variable compensation for their 2007 performance:

Executive Officer	Cash Bonus	Restricted Stock Units	Value	Stock Options	Value	PRP	Total

Dominic J. Frederico	$3,500,000	50,000	$1,163,500	200,000	$1,524,000	$1,500,000	$7,687,500

Robert B. Mills	$900,000	20,000	$465,400	40,000	$304,800	$800,000	$2,470,200

Michael J. Schozer	$1,200,000	20,000	$465,400	40,000	$304,800	$1,000,000	$2,970,200

James M. Michener	$850,000	15,000	$349,050	30,000	$228,600	$500,000	$1,927,650

Robert A. Bailenson	$400,000	5,000	$116,350	10,000	$76,200	$200,000	$792,550

        Restricted shares are valued based on the per common share NYSE closing price of $23.27 on February 14, 2008, the date of the grant. The stock options are ten-year options to purchase Company stock at an exercise price of $23.27, per share. The stock options are valued at $7.62 each, based on FAS 123R.

  Individual Compensation Analysis

        Dominic Frederico—Mr. Frederico received a 31% increase in variable compensation for 2007 compared to 2006. The Compensation Committee determined this was appropriate given the very strong strategic and operational results for 2007. The Compensation Committee believes it is appropriate for the CEO to be paid substantially more than the other executive officers since he has responsibility for the strategy and operations of the entire company. Mr. Frederico was granted a larger stock option award to tie his compensation more directly to an increase in the Company's stock price. Mr. Frederico's total direct compensation (salary and variable compensation) for 2007 would be the second highest if compared to the 2006 total direct compensation of his comparable position at the peer group. Mr. Frederico's salary is unchanged for 2008.

        Michael Schozer—Mr. Schozer received a 22% increase in variable compensation for 2007 compared to 2006. The Compensation Committee determined this was appropriate given Mr. Schozer's leadership of the direct business which had record results and was upgraded to Aaa by Moody's. Mr. Schozer's total direct compensation (salary and variable compensation) for 2007 would be the second highest if compared to the 2006 total direct compensation of his comparable position at the peer group. Mr. Schozer's salary is unchanged for 2008.

        Robert Mills—Mr. Mills received a 3% increase in variable compensation for 2007 compared to 2006. The Compensation Committee determined this was appropriate given Mr. Mills' total compensation and his leadership of the finance and administrative functions of the Company as well as his contributions to achieving the Company's strategic goals in 2007. Mr. Mills' total direct compensation (salary and variable compensation) for 2007 would be the highest compared to the 2006 total direct compensation of his comparable position at the peer group. Mr. Mills' salary is unchanged for 2008.

        James Michener—Mr. Michener received a 16% increase in variable compensation for 2007 compared to 2006. The Compensation Committee determined this was appropriate given Mr. Michener's leadership of the legal, human resources and internal audit functions of the Company and his contributions to achieving the Company's strategic goals in 2007. Mr. Michener's total direct compensation (salary and variable compensation) for 2007 would be the second highest if compared to the 2006 total direct compensation of his comparable position at the peer group. Mr. Michener's salary is unchanged for 2008.

        Robert Bailenson—Mr. Bailenson received a 17% increase in variable compensation for 2007 compared to 2006. The Compensation Committee determined this was appropriate given Mr. Bailenson's important role in the finance functions of the Company, his involvement with the FASB Financial Guaranty Project and his contributions to achieving the Company's strategic goals in 2007. Mr. Bailenson's total direct compensation (salary and variable compensation) for 2007 would be the fourth highest if compared to the 2006 total direct compensation of his comparable position at the peer group. Mr. Bailenson's 2008 base salary was increased from $330,000 in 2007 to $350,000 in 2008 to reflect his broader role in the Company's management.

  Conclusion

        The Company believes that the total compensation and components of compensation awarded to the executive officers are appropriate and in the best interests of the Company and the shareholders.

The Company's strategy requires experienced management in the senior financial guaranty executive, finance and legal positions. The Company believes that the various elements of total compensation have worked well together to attract and motivate management. This is demonstrated by the Company's progress in achieving the high credit quality, strong business production and the Aaa rating from Moody's.

  Definitions of non-GAAP Terms

        Operating income, which is a non-GAAP financial measure, is defined as net income loss excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments. We believe that operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income loss determined in accordance with GAAP.

        Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders' equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums costs plus the net present value of estimated future installment premiums in force, less future ceding commissions, after-tax, discounted at 6%, less deferred acquisition costs, after tax. We believe that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company's in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

        Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our in-force book of business, net of reinsurance and discounted at 6%. We believe net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

        Present value of financial guaranty and mortgage guaranty gross written premiums, or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on contracts written in the current period, discounted at 6% per year. We believe that PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure. Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict.

This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

        For adjusted book value, net present value of estimated future installment premiums in force, and PVP, we use 6% as the present value discount rate because it is the approximate taxable equivalent yield on our investment portfolio for the periods presented.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2007 and this proxy statement.

        The foregoing report has been approved by all members of the Committee.

Patrick W. Kenny, Chairman Neil Baron Stephen A. Cozen

2007 Summary Compensation Table

        The following table provides compensation information for 2007 and 2006 for all of our executive officers.

						Stock Awards(2) ($)		Option Awards(3) ($)		All Other Compensation(4) ($)
Name and Principal Position	Year	Salary ($)		Bonus(1) ($)								Total ($)

Dominic J. Frederico, President and Chief Executive Officer, Assured Guaranty Ltd	2007 2006	$ $	750,000 700,000	$ $	3,500,000 2,500,000	$ $	4,827,926 2,563,119	$ $	1,900,098 1,124,207	$ $	872,098 784,373	$ $	11,850,122 7,671,699

Robert B. Mills, Chief Financial Officer, Assured Guaranty Ltd	2007 2006	$ $	520,000 500,000	$ $	900,000 775,000	$ $	1,787,298 1,740,300	$ $	627,629 807,991	$ $	176,611 236,870	$ $	4,011,538 4,060,161

Michael J. Schozer, President, Assured Guaranty Corp.	2007 2006	$ $	400,000 375,000	$ $	1,200,000 825,000	$ $	815,188 954,050	$ $	422,099 435,252	$ $	200,676 230,530	$ $	3,037,963 2,819,832

James M. Michener, General Counsel, Assured Guaranty Ltd.	2007 2006	$ $	390,000 375,000	$ $	850,000 650,000	$ $	1,432,312 791,438	$ $	550,394 343,826	$ $	381,083 392,463	$ $	3,603,789 2,552,727

Robert A. Bailenson, Chief Accounting Officer, Assured Guaranty Ltd.	2007 2006	$ $	330,000 300,000	$ $	400,000 325,000	$ $	164,627 113,850	$ $	68,330 45,745	$ $	111,986 117,654	$ $	1,074,943 902,249

(1)
Payment for bonuses for 2007 and 2006 were made in 2008 and 2007, respectively.

(2)
This column discloses the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with FAS 123R. For all assumptions used in the valuation, see note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2007. Additional detail regarding the 2007 awards is provided in the 2007 Grants of Plan Based Awards table elsewhere in this proxy statement. In 2006, Mr. Frederico's and Mr. Michener's restricted stock expense increased due to the accelerated retirement costs over 2 years by $1,062,496 and $318,750, respectively. In 2007, Mr. Frederico's and Mr. Michener's restricted stock expense increased due to the accelerated retirement costs over 1 year by $2,334,605 and $661,856, respectively. In 2006, Mr. Mills' restricted stock expense increased by acceleration over 1 year which represents an additional cost of $1,020,000. In 2007, Mr. Mills' restricted expense increased by immediate acceleration which represents an additional cost of $845,500.

(3)
This column discloses the dollar amount recognized for financial statement reporting purposes with respect to fiscal year in accordance with FAS 123R. For all assumptions used in the valuation, see note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. Additional detail regarding the 2007 awards is provided in the 2007 Grants of Plan-Based Awards table elsewhere in this proxy statement. In 2006, Mr. Frederico's and Mr. Michener's stock option expense increased due to accelerated retirement costs over 2 years by $559, and $167,733 respectively. In 2007, Mr. Frederico's and Mr. Michener's stock option expense was increased due to accelerated vesting costs over 1 year by $1,040,397 and $291,054, respectively. In 2006, Mr. Mills' stock option expense increased by acceleration over 1 year which represents an additional $536,744 in option value expense. In 2007, Mr. Mills' stock option expense was increased by immediate accelerating of expenses by $393,888.

(4)
All other compensation includes:

	Year	D. Frederico		R. Mills		M. Schozer		J. Michener		R. Bailenson

Employer Contribution to Retirement plans	2007 2006	$ $	390,000 324,000	$ $	157,854 218,668	$ $	149,805 187,080	$ $	124,800 117,000	$ $	81,512 94,575

Bermuda Housing Allowance	2007 2006	$ $	240,000 240,000		— —		— —	$ $	144,000 144,000		— —

Bermuda Housing Tax Gross-Up	2007 2006	$ $	106,944 121,772		— —		— —	$ $	51,761 76,489		— —

FICA Paid by Employer	2007 2006	$ $	65,141 49,497		— —		— —	$ $	17,059 15,593		— —

Bermuda Car Allowance	2007 2006	$ $	20,000 20,000		— —		— —	$ $	15,000 15,000		— —

Tax Preparation/ Financial Planning	2007 2006	$ $	39,413 11,431		— —	$ $	18,000 17,500	$ $	10,762 4,730		$500 —

Club Fees	2007 2006	$ $	6,300 8,000	$ $	11,320 9,000	$ $	17,443 16,118	$ $	6,300 6,000	$ $	17,413 22,029

Executive Health Benefit	2007 2006	$ $	2,307 4,050	$ $	7,437 6,732	$ $	15,428 9,832	$ $	2,567 2,215	$ $	12,561 63

Miscellaneous	2007 2006	$ $	1,992 5,623	$ $	— 2,470		— —	$ $	8,833 11,436		— 987

        Contributions to defined contribution retirement plans include contributions with respect to salary and annual bonus paid in the year reported. The miscellaneous category within all other compensation includes business related spousal travel, Bermuda family travel and personal use of a corporate apartment.

Employment Agreements

        Dominic J. Frederico.    Dominic J. Frederico, age 55, serves as President and Chief Executive Officer of the Company pursuant to his employment agreement, dated April 28, 2004. The initial term of Mr. Frederico's agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under this employment agreement, Mr. Frederico receives a minimum base salary of $700,000 per year. Mr. Frederico is eligible to participate in our long-term incentive program, including our Long-Term Incentive Plan, which we refer to as the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Frederico retires at age 55 or later with at least three years of service, his options and restricted Common Shares will continue to vest on their original schedules and his options shall be exercisable until the expiration of the original grant. Mr. Frederico is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Frederico is entitled to a housing allowance for a residence in Bermuda of up to $20,000 per month. Mr. Frederico's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Frederico's employment for any reason other than a termination without cause. Mr. Frederico's employment agreement also contains confidentiality and non-solicit provisions.

        Robert B. Mills.    Robert B. Mills, age 58, serves as the Company's Chief Financial Officer pursuant to his employment agreement dated April 28, 2004. The initial term of Mr. Mills' agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under his employment agreement, Mr. Mills receives a minimum base salary of $500,000 per year. Mr. Mills is eligible to participate in our long-term incentive program, including the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Mills retires at age 55 or later with at least three years of service, his options and restricted Common Shares will continue to vest on their original schedules and his options shall be exercisable until the expiration of the original grant. Mr. Mills is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Mills' employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Mills' employment for any reason other than a termination without cause. Mr. Mills' employment agreement also contains confidentiality and non-solicit provisions.

        Michael J. Schozer.    Michael J. Schozer, age 50, serves as the President of Assured Guaranty Corp. pursuant to his employment agreement dated April 28, 2004. The initial term of Mr. Schozer's agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under his employment agreement, Mr. Schozer receives a minimum base salary of $350,000 per year. Mr. Schozer is eligible to participate in our long-term incentive program, including the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Schozer retires at age 55 or later with at least three years of service, his options and restricted Common Shares will continue to vest on their original schedule and his options shall be exercisable until the expiration of the original grant. Mr. Schozer is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Schozer's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Schozer's employment for any reason other than a termination without cause. Mr. Schozer's employment agreement also contains confidentiality and non-solicit provisions.

        James M. Michener.    James M. Michener, age 55, serves as General Counsel of the Company. pursuant to his employment agreement dated April 28, 2004. The initial term of Mr. Michener's agreement was three years and the agreement automatically renews for one year periods thereafter unless non-renewed by either party at least 30 days prior to the expiration date. Under his employment agreement, Mr. Michener receives a minimum base salary of $350,000 per year. Mr. Michener is eligible to participate in our long-term incentive program, including the LTIP. The amount of his bonus and the amounts and form of his equity awards pursuant to the LTIP are determined by the Compensation Committee. If Mr. Michener retires at age 55 or later with at least three years of service, his options and restricted Common Shares will continue to vest on their original schedule and his options shall be exercisable until the expiration of the original grant. Mr. Michener is also eligible to participate in the Company's general benefit plans, in accordance with the terms of the applicable plans. Mr. Michener is entitled to a housing allowance for residency in Bermuda of up to $10,000 per month. Beginning September 2004, Mr. Michener's housing allowance has been increased to $12,000 per month. Mr. Michener's employment agreement contains an agreement not to compete during the term of the agreement and for a period of 12 months following termination of Mr. Michener's employment for any reason other than a termination without cause. Mr. Michener's employment agreement also contains confidentiality and non-solicit provisions.

        Robert A. Bailenson.    Robert A. Bailenson, age 41, entered into an employment agreement dated October 5, 2006, providing for him to continue to serve as the chief accounting officer of the Company and AGC until the agreement is terminated. Under his employment agreement, Mr. Bailenson receives a minimum base annual salary of $300,000. Mr. Bailenson is eligible to participate in the Company's annual incentive program. In addition, Mr. Bailenson is eligible to participate in the our LTIP, with awards based on profitability of the Company and his individual performance and subject to the discretion of the Compensation Committee. Mr. Bailenson is also eligible to participate in the Company's general employee benefit programs, in accordance with the terms of the applicable plans. Mr. Bailenson's perquisites include reimbursement for tax preparation and financial planning services and club dues and other perquisites generally made available to senior officers of AGC. If Mr. Bailenson retires after the age of 60 with at least 10 years of service, or if he retires after at least age 55 with at least five years of service and the Compensation Committee approves, any options and restricted common shares held by him will continue to vest on the schedule provided at the time of the awards and options will be exercisable until the expiration date of their original term. In the event we terminate Mr. Bailenson's employment agreement for cause, he will forfeit all grants under the LTIP, the Performance Retention Plan or similar incentive plans. If we terminate Mr. Bailenson's employment without cause, he will receive his then current annual base salary for 24 months, subject to compliance with his non-competition and confidentiality obligations under the employment agreement and subject to reduction by any payments made under a Company severance plan. Mr. Bailenson will also get a prorated bonus for the year in which the termination occurred, as well as a bonus for each 12 month period during the period in which he continues to receive his salary. Each bonus is based on the average annual cash bonus he received for the three years prior to his termination. During the period in which he continues to receive his salary, he may continue to participate in Company benefit plans unless he becomes employed on a full time basis. In the event of a termination without cause, Mr. Bailenson's restricted shares and options will continue to vest in accordance with the terms of the awards until the end of the period in which he continues to receive his salary. The present value of these termination benefits may be paid in a lump sum. Pursuant to the employment agreement, Mr. Bailenson is subject to a 12-month non-competition agreement and confidentiality obligations.

        Under each employment agreement, in the event of termination with cause, the executive will be paid his salary through the date of termination. No other benefits will be paid. All restricted stock and stock options will be forfeited.

        Each employment agreement provides that in the event of termination without cause, each executive officer will receive 24 month salary and benefit continuation, reduced by future employment. Any equity awards outstanding on termination will continue to vest, and be exercisable, for 24 months. In the case of Mr. Bailenson, he would also be entitled to receive a pro-rata bonus for the year of termination plus a cash bonus for each of the next two years. The bonus would be equal to the average of his annual cash bonus for the preceding three years.

        In the event of a change in control, all outstanding equity agreements for an executive officer would vest and the stock options would be exercisable for their original term. Mr. Frederico, Mr. Mills, Mr. Schozer and Mr. Michener may resign for any reason in the 12 months following a change in control and would receive salary and benefit continuation for 24 months, reduced by future employment. These amounts are payable monthly unless the Compensation Committee decides to pay them in a lump sum. In the case of Mr. Bailenson, if he is terminated for any reason or resigns in the 4th -15th months following a change in control he will receive 36 months salary and benefit continuation. In addition, Mr. Bailenson will receive a pro rata change in control bonus for the year of termination and a change of control bonus for each of the next three years. The change in control bonus shall be 150% of his average cash bonus for the preceding three years. Following a change in control, the Company may not reduce Mr. Bailenson's eligibility for retiree health benefits for 15 months following a change in control or reduce the level of Company's contributions to its retirement plans on behalf of Mr. Bailenson below the rate in effect on December 31 of the year preceding the change in control. Mr. Bailenson will have continued coverage under employee benefit plans for three years following a change in control. The present value of his termination benefits may be paid in a lump sum.

        Upon a change in control, the executive officers may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse our executive officers for those excise taxes as well as any income and excise taxes payable by the executive officer as a result of any reimbursements for the 280G excise taxes.

        A change in control applicable to the employment agreements means the occurrence of the events described in any of the following paragraphs:

  •
  the acquisition, other than specifically identified categories of acquisitions, by any person or group of ownership of any voting securities of Assured if, immediately after the acquisition, the person has ownership of more than 25% of either our outstanding common shares, or the combined voting power of our outstanding voting securities; provided that an acquisition of voting securities by ACE Limited or one of its affiliates will not constitute a change of control;

  •
  individuals who constitute our incumbent board cease for any reason to represent greater than 50% of the voting power of members of our board; provided that for purposes of this paragraph, the Company's "incumbent board" means the members of our Board as of the date of the completion of the IPO and any individual becoming a director after that date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the incumbent board; provided, however, that a person will not be considered a member of our incumbent board if he was elected as a result of an actual or publicly threatened election contest or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a person other than our board;

  •
  consummation of a reorganization, amalgamation, merger, consolidation, or other business combination involving us or the sale or other disposition of more than 50% of the Company's operating assets, determined on a consolidated basis, other than any such transaction in which:

  •
  the Company's shareholders before the transaction continue to own a majority of the shares of the ultimate parent resulting from the transaction in substantially the same relative proportions as their ownership immediately prior to such transaction;

  •
  no person will own more than 25% of the resulting parent company; and

  •
  individuals who were members of our incumbent board prior to the transaction will constitute at least a majority of the members of the board of the ultimate parent resulting from the transaction;

  •
  approval by our shareholders of a plan of complete liquidation or dissolution.

Employee Stock Purchase Plan

        We maintain a broad based employee stock purchase plan that gives our eligible employees the right to purchase our common shares through payroll deductions at a purchase price that reflects a 15% discount to the market price of our common shares on the first or last day of the relevant subscription period, whichever is lower. No participant may purchase more than $25,000 worth of common shares under this plan in any calendar year.

Indemnification Agreements

        The employment agreements with our executive officers provide that they are entitled to indemnification in accordance with the Company's Bye-laws, Articles of Incorporation and other governing documents. In addition, we have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Bye-laws which require us to indemnify our directors and officers for acts done, concurred in or omitted in or about the execution of their duties in their respective offices. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors' and officers' liability insurance.

2007 Grants of Plan-Based Awards

        The following table sets forth information concerning grants of plan-based awards for all of our executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)

Dominic J. Frederico	2/8/2007 2/8/2007		— —		83,333 —	— 166,667	$26.70	$ $	2,224,991 1,136,669

Robert B. Mills	2/8/2007 2/8/2007		— —		40,000 —	— 80,000	$26.70	$ $	1,068,000 545,600

Michael J. Schozer	2/8/2007 2/8/2007		— —		40,000 —	— 80,000	$26.70	$ $	1,068,000 545,600

James M. Michener	2/8/2007 2/8/2007		— —		25,000 —	— 50,000	$26.70	$ $	667,500 341,000

Robert A. Bailenson	2/8/2007 2/8/2007 2/8/2007	$	— — 30,000	(4)	8,000 —	— 16,000	$26.70	$ $	213,600 109,120

(1)
The restrictions with respect to one-quarter of the restricted Common Shares lapse on each of the first, second, third and fourth anniversaries of the grant date of the award, subject to continued employment. During the restricted period, the executive officers are entitled to vote restricted Common Shares and receive dividends.

(2)
One-third of these options become exercisable on the first, second and third anniversary of the grant date of the award, subject to continued employment.

(3)
This column discloses the aggregate grant date fair market value computed in accordance with FAS 123R, which is $26.70 per share for stock awards and $6.82 per share for option awards. For all assumptions used in the valuation, see note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)
This column represents a Performance Retention Plan award that vests four years after the grant date if Mr. Bailenson is employed by the Company at that time. Awards will increase in value at the rate that the Company's modified adjusted book value increases during the performance period, with payment of the base amount plus any increase made if and when vesting occurs.

Outstanding Equity Awards at December 31, 2007

        The following table sets forth the outstanding equity awards held by our executive officers as of December 31, 2007.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Dominic J. Frederico	500,000 111,112 55,556 0	0 55,555 111,111 166,667	(1) (3) (5)	$ $ $ $	18.00 18.03 25.50 26.70	4/27/2014 2/10/2015 2/2/2016 2/8/2017	62,500 41,665 62,499 83,333	(2) (4) (6)	$ $ $ $	1,658,750 1,105,789 1,658,723 2,211,658

Robert B. Mills	240,000 53,334 26,667 0	0 26,666 53,333 80,000	(1) (3) (5)	$ $ $ $	18.00 18.03 25.50 26.70	4/27/2014 2/10/2015 2/2/2016 2/8/2017	30,000 20,000 30,000 40,000	(2) (4) (6)	$ $ $ $	796,200 530,800 796,200 1,061,600

Michael J. Schozer	240,000 53,334 26,667 0	0 26,666 53,333 80,000	(1) (3) (5)	$ $ $ $	18.00 18.03 25.50 26.70	4/27/2014 2/10/2015 2/2/2016 2/8/2017	30,000 20,000 30,000 40,000	(2) (4) (6)	$ $ $ $	796,200 530,800 796,200 1,061,600

James M. Michener	160,000 33,334 16,667 0	0 16,666 33,333 50,000	(1) (3) (5)	$ $ $ $	18.00 18.03 25.50 26.70	4/27/2014 2/10/2015 2/2/2016 2/8/2017	20,000 12,500 18,750 25,000	(2) (4) (6)	$ $ $ $	530,800 331,750 497,625 663,500

Robert A. Bailenson	25,000 6,667 4,000 0	0 3,333 8,000 16,000	(1) (3) (5)	$ $ $ $	18.00 18.03 25.50 26.70	4/27/2014 2/10/2015 2/2/2016 2/8/2017	3,125 2,500 4,500 8,000	(2) (4) (6)	$ $ $ $	82,938 66,350 119,430 212,320

(1)
These options will vest on 2/10/2008, subject to agreement terms relating to continued employment or retirement.

(2)
Half of these shares or units vests on each of 2/10/2008 and 2/10/2009; subject to agreement terms relating to continued employment or retirement.

(3)
Half of these options vest on 2/2/2008 and 2/2/2009; subject to agreement terms relating to continued employment or retirement.

(4)
One-third of these shares or units vest on each of 2/2/2008, 2/2/2009 and 2/2/2010, subject agreement terms relating to continued employment or retirement.

(5)
One third of these options vest on each of 2/8/2008, 2/8/2009 and 2/8/2010, subject to agreement terms relating to continued employment or retirement.

(6)
One quarter of these shares or units vest on each of 2/8/2008, 2/8/2009, 2/8/2010 and 2/8/2011 subject to agreement terms relating to continued employment or retirement.

2007 Option Exercises and Stock Vested

        The following table provides information concerning option exercises by, and vesting of restricted stock awards of, all of our executive officers during 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Dominic J. Frederico	—	—	104,168	$2,901,078

Robert B. Mills	—	—	50,000	$1,392,500

Michael J. Schozer	—	—	50,000	$1,392,500

James M. Michener	—	—	32,500	$906,112

Robert A. Bailenson	—	—	5,875	$162,763

(1)
The value of a restricted share upon vesting is the fair market value of the stock on the vesting date.

Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of our executive officers. The amounts set forth in this table include only contributions made and earnings received during 2007 and do not include contribution and earnings with respect to the 2007 bonus paid in 2008.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE(3) ($)

Dominic J. Frederico	$181,500	$363,000	$59,328	$3,568,161	(4)

Robert B. Mills	$64,177	$129,624	$22,744	$531,170

Michael J. Schozer	$59,971	$121,382	$25,272	$462,727

James M. Michener	$48,900	$97,800	$19,021	$541,316

Robert A. Bailenson	$25,765	$52,982	$4,763	$194,857

(1)
The amounts in this column are also included in the Summary Compensation Table, in the salary column, as follows.

Name	2007 Amount	2006 Amount

D. Frederico	$38,000	$33,457

R. Mills	$26,562	$26,539

M. Schozer	$20,510	$19,904

J. Michener	$19,650	$16,615

R. Bailenson	$16,996	$15,923

(2)
The amounts in this column are included in the Summary Compensation Table, in the all other compensation column as the employer contribution to the retirement plans.

(3)
Of the totals in this column, the following totals have been previously reported in the Summary Compensation Table for previous years:

Name	2007 Amount	2006 Amount

D. Frederico	$1,225,490	$780,363

R. Mills	$292,611	$102,711

M. Schozer	$232,626	$74,226

J. Michener	$396,725	$262,368

R. Bailenson	$87,660	$26,460

(4)
$1,612,387 was assumed from the ACE Limited Supplemental Retirement Plan at the IPO.

Potential Payments Upon Termination or Change in Control

        The following tables quantify the potential payments upon termination or change of control that our executive officers would receive assuming that the relevant termination event had occurred on December 31, 2007.

Termination Due to Retirement

	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$6,634,920	$588,328	$7,223,248

Robert B. Mills	$3,184,800	$282,394	$3,467,194

Michael J. Schozer	$3,184,800	$282,394	$3,467,194

James M. Michener	$2,023,675	$176,494	$2,200,169

Robert A. Bailenson	$481,038	$36,684	$517,712

Termination Due to Death or Disability

	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$6,634,920	$588,328	$7,223,248

Robert B. Mills	$3,184,800	$282,394	$3,467,194

Michael J. Schozer	$3,184,800	$282,394	$3,467,194

James M. Michener	$2,023,675	$176,494	$2,200,169

Robert A. Bailenson	$481,038	$36,684	$517,712

Termination Without Cause Payments

	Salary Continuation	Bonus	Benefits	Employer Retirement Plan Contributions	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$1,500,000	—	$83,712	$180,000	4,976,197	588,328	$7,328,237

Robert B. Mills	$1,040,000	—	$43,368	$124,800	2,388,600	282,394	$3,879,162

Michael J. Schozer	$800,000	—	$43,176	$96,000	2,388,600	282,394	$3,610,170

James M. Michener	$780,000	—	$76,968	$93,600	1,526,050	176,494	$2,653,112

Robert A. Bailenson	$660,000	$835,000	$42,144	$175,200	335,067	36,684	$2,084,075

Change in Control Payments

	Salary Continuation	Bonus	Benefits	Employer Retirement Plan Contributions	Excise Tax Gross-Up	Unvested Restricted Stock	Unvested Stock Options	Total

Dominic J. Frederico	$1,500,000	—	$83,712	$180,000	—	$6,634,920	$588,328	$8,986,960

Robert B. Mills	$1,040,000	—	$43,368	$124,800	—	$3,184,800	$282,394	$4,675,362

Michael J. Schozer	$800,000	—	$43,176	$96,000	—	$3,184,800	$282,394	$4,406,370

James M. Michener	$780,000	—	$76,968	$93,600	—	$2,023,675	$176,494	$3,150,737

Robert A. Bailenson	$990,000	$1,252,500	$63,216	$269,100	$1,307,293	$481,038	$36,684	$4,399,831

        Each of these tables assumes that salary has accrued through December 31, 2007 and that benefit costs remain at current premium levels for three years from December 31, 2007. Salary continuation amounts are provided showing the total amounts payable over the applicable payment period without any reduction to take into account the present value of a lump sum payment with respect to such salary continuation. The Termination Due to Retirement table assumes that each executive officer was retirement eligible on December 31, 2007, although a retirement age is generally 55.

        With respect to the termination due to retirement, vesting of restricted stock and stock options takes place over time. However, we have not discounted these amounts receivable in the future following retirement in the Termination Due to Retirement table.

        The amounts shown in these tables do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The aggregate qualified and non-qualified defined contribution retirement account balances as of December 31, 2007 for Messrs. Frederico, Mills, Schozer, Michener and Bailenson are as follows respectively: $3,724,610; $730,140; $658,730, $671,456; and $904,960. Retirement account balances will be paid upon termination in accordance with the terms of the plans, as described below.

        The amounts in the change in control payments table are based on a 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 7.35 percent state income tax rate.

        If an executive officer had been terminated for cause on December 31, 2007, he would not have received any severance payments and would have forfeited all unvested equity payments, receiving only salary payments through the vesting date and vested retirement benefits under the Company's retirement plans.

        For the purpose of these tables, the value of restricted stock has been determined by multiplying the number of shares of unvested restricted stock on December 31, 2007 by the closing price of our common stock on December 31, 2007, which was $26.54. Similarly, we calculated the value of unexercised options by multiplying the number of unvested options by the difference between the closing price of our Common Shares on December 31, 2007 by the applicable exercise price.

        Salary continuation, benefit and retirement plan contributions assume no subsequent employment after termination.

  Assured Non-Qualified Retirement Plans

        All the executive officers participate in a non-qualified defined contribution retirement plan through an Assured employer. These plans generally permit distributions only following a participant's termination of employment, and each of the plans impose some additional restrictions on distributions, such as attainment of retirement age, as described below. A change in control under the current provisions of these plans does not entitle a participant to payment. Below is an overview of each plan.

        The Assured Guaranty Ltd. Supplemental Retirement Plan is a non-qualified retirement plan for higher-paid Bermuda-based employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Ltd. Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the Assured Guaranty Ltd. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by an Assured employer. The plan generally does not permit distributions until the participant both has terminated employment and attained age 55. A participant may receive payment of his or her plan account balance in either a single lump sum or in a series of periodic payments, in accordance with the participant's election made in advance of the participant's eligibility to receive a distribution, but if the participant has not made a valid election, then the participant will receive payment in a single lump sum.

        The Assured Guaranty Corp. Supplemental Executive Retirement Plan is a non-qualified retirement plan for a select group of U.S.-based employees, who are generally higher-paid. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Corp. Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the Assured Guaranty Corp. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. A participant does not vest in employer contributions until the participant has completed one year of service, but the participant will vest earlier if he or she attains age 65 while employed by an Assured employer. The plan pays a participant his or her account balance under the plan in a lump sum following the participant's termination of employment. If a participant terminates employment on or after attaining age 55 and after having completed ten years of service, the plan pays the participant's account balance in either a lump sum or in annual equal installments over a period of five or fewer years, in accordance with the participant's election made at the time the participant began participating in the plan (subject to such changes which may be permitted under the plan and in compliance with the requirements of Code section 409A). Participants who are considered as key employees as defined in Code section 416 may not begin to receive payment of their plan benefit until six months after their termination of employment.

  Equity and Incentive Plans

        All the executive officers have received awards pursuant to the Company's long-term equity incentive plan and Mr. Bailenson participates in the performance retention plan. A change in control of the company does not trigger payment under either plan, but does accelerate vesting of some equity awards made under the equity incentive plans. Below is an overview of the plans.

        Assured Guaranty Ltd. 2004 Long-Term Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards, which include awards such as restricted stock or restricted stock units, and cash incentive awards to employees selected by the Compensation Committee. The Compensation Committee specifies the terms of the award, including the vesting period applicable to the award, at the time it grants the award to the employee, and includes the terms in an award agreement between the employee and the company. A participant generally vests in restricted stock awards over four years of continued employment and in option awards over three years of continued employment, but if a change in control occurs or if the participant terminates employment as a result of death or disability, then the participant immediately vests in any outstanding awards. In the event of retirement, prior equity grants to an executive officer will continue to vest and options will be exercisable for their original term.

        Assured Guaranty Ltd. Performance Retention Plan as in effect for 2007 permits the award of cash based awards to selected employees which vest after four years of continued employment (or earlier, if the employee's termination occurs as a result of death, disability, or retirement). Participants receive the designated award in a single lump sum when it vests, except that participants who vest as a result of retirement receive the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid is greater than the originally-designated amount only if actual company performance, as measured by an increase in the company's modified adjusted book value, improves during the four year performance period. For those participants who vest prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid is greater than the originally-designated amount only if actual company performance, as measured by an increase in the company's modified adjusted book value, improves during the period ending on the last day of the calendar quarter prior to the date of the participant's termination of employment. Awards under the plan may be treated as nonqualified deferred compensation subject to the rules of Code section 409A, and the plan was revised to satisfy those rules for the first award granted under the Plan, which occurred in 2007. The plan was again revised in 2008 to be a sub-plan under our Long-Term Incentive Plan (enabling awards under the plan to be performance-based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives. The revised plan also retains the provisions necessary to satisfy the requirements that apply to nonqualified deferred compensation.

        The Compensation Committee determines modified adjusted book value as of any date by the following formula:

  •
  the book value of the Company, derived by determining shareholders' equity, plus

  •
  the after-tax value of the financial guaranty and mortgage guaranty net unearned premium reserves, less

  •
  deferred acquisition costs, plus

  •
  the present value of estimated net future installment premiums, as reported in the Company's quarterly Financial Supplement, excluding

  •
  the effects of Accumulated Other Comprehensive Income, which we refer to as AOCI, and

  •
  the effects of unrealized gains and losses on derivative financial instruments in accordance with FAS 133.

  •
  In the event of a corporate transaction involving the Company, including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, the Compensation Committee may adjust the calculation of the Company's modified adjusted book value as the Compensation Committee deems necessary or desirable in order to preserve the benefits or potential benefits of PRP awards.

  Employment Agreements

        As described above, each executive officer is a party to an employment agreement that provides post employment benefits. The Company provides these benefits to recruit and retain these executive officers. In this section we summarize the post termination provisions of those employment agreements. See the section of this proxy statement entitled "Executive Compensation—Employment Agreements" for additional details concerning those employment agreements.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of four members of the Board of Directors. In August 2007, Mr. Borges was appointed to the Audit Committee after his appointment as a director, replacing Mr. Kenny as a member of the Audit Committee. Each Audit Committee member is independent, within the meaning of the NYSE listing standards, of the Company and its management and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards, and an "audit committee financial expert", within the meaning of the rules of the SEC.

        The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company's website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company's internal audit process and the performance, qualification and independence of the Company's independent auditors, PricewaterhouseCoopers LLP, which we refer to as PwC.

        The Company's management prepares the Company's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting and for performing an assessment of the effectiveness of these controls. PwC audits the Company's year-end financial statements and reviews interim financial statements. PwC also audits the effectiveness of the Company's internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company's management, PwC and other advisors. The Company has also retained Ernst & Young LLP, which we refer to as E&Y, to provide services to support its internal audit program and implementation of Sarbanes-Oxley Section 404. The Audit Committee has adopted an Internal Audit Charter.

        The Audit Committee held five meetings in 2007. Four of the meetings were held in conjunction with the quarterly meetings of the board of directors. At all of its quarterly meetings, the Audit Committee met with management, PwC, E&Y, the chief financial officer, the chief accounting officer and the general counsel to review, among other matters, the overall scope and plans for the internal and independent audits, and the results of such audits; critical accounting estimates and policies; the status of the Company's loss reserves and compliance with the Company's conflict of interest, regulatory compliance and code of conduct policies. At each quarterly meeting the Audit Committee also reviewed underwriting and risk management with the chief credit officer and the chief surveillance officer. The Audit Committee coordinates the oversight of underwriting and risk management with the Risk Oversight Committee. Its fifth meeting was held in late February 2007 to review and approve the Company's December 31, 2006 audited consolidated financial statements and Annual Report on Form 10-K. The Committee also at that time reviewed the Company's program to ensure compliance with the requirements of Sarbanes-Oxley Section 404 and its internal controls over financial reporting, including controls to prevent and detect fraud. The Audit Committee also participated in two telephone calls with management to discuss proposed financial disclosures.

        The Audit Committee also met with management and PwC in mid February 2008 to review and approve the Company's December 31, 2007 audited consolidated financial statements and Annual Report on Form 10-K. The Committee also reviewed the Company's program to ensure compliance with the requirements of Sarbanes-Oxley Section 404 and its internal controls over financial reporting, including controls to prevent and detect fraud. The Audit Committee also reviewed a draft proxy statement for the 2008 Annual General Meeting at this meeting.

        Also, at each quarterly meeting the Audit Committee met in executive session (i.e., without management present) with representatives of PwC to discuss the results of their examinations and their evaluations of the Company's internal controls and overall financial reporting and with a representative of E&Y to review the results of specific internal audits and the overall internal audit program. A similar executive session with PWC was held in the late February 2007 meeting and in the mid February 2008 meeting. Portions of quarterly meetings were dedicated to further education of Audit Committee members.

        The Audit Committee has also discussed with PwC all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61 ("Communication with Audit Committees"). These discussions included (a) the auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting, (b) methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates (e) disagreements with management over the application of accounting principles, of which there were none, the basis for management's accounting estimates, and disclosures in the financial statements, and (f) any significant audit adjustments, of which there were none, and any significant deficiencies in internal control, of which there were none. The Audit Committee also reviewed all other material written communications between PwC and management.

        The Audit Committee has also discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the communication required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees").

        Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company's management and PwC, the Audit Committee recommended to the Board of Directors that the December 31, 2007 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

        The foregoing report has been approved by all members of the Audit Committee.

                      G. Lawrence Buhl, Chairman
                      Francisco L. Borges
                      Donald H. Layton
                      Michael T. O'Kane

PROPOSAL NO. 2: APPROVAL OF THE ISSUANCE OF COMMON SHARES TO WLR RECOVERY
FUND IV, L.P. AND/OR ITS AFFILIATES AT THE OPTION OF THE COMPANY

        A proposal will be presented at the 2008 Annual General Meeting requesting the approval of the issuance and sale of common shares of the Company to WLR Recovery Fund IV, L.P. and/or its affiliates at the option of the Company to the extent that the common shares so issued or sold would constitute 20% or more of the total common shares outstanding on the date of the Investment Agreement. The rules of the New York Stock Exchange require shareholder approval prior to any share issuance that meets this threshold.

Summary Description of the Transaction

        On February 28, 2008, the Company entered into an Investment Agreement with WLR Recovery Fund IV, L.P., which we refer to as the "Investor," which term includes any affiliate of such fund that purchases common shares pursuant to the Investment Agreement. The Investor is an investment fund affiliated with WL Ross & Co. LLC, a company managed by Wilbur L. Ross, Jr.

        The Investor has agreed to purchase from the Company $250,000,000 of common shares, which we refer to as the "Initial Shares", in an initial issuance. The price per common share for the Initial Shares is $23.47. The Company may issue these or may cause its subsidiary, Assured Guaranty US Holdings Inc., to sell common shares of the Company that it holds to the Investor. This initial closing is subject to certain conditions including approval under the Hart-Scott-Rodino Antitrust Improvements Act and from certain insurance regulatory authorities, as well as other customary closing conditions. The Company currently anticipates a closing of this initial purchase under the Investment Agreement in the second quarter of 2008, although it is possible that it could take longer to receive the necessary approvals and satisfy the other closing conditions and there is no certainty that all approvals will be obtained or all other closing conditions met. It is possible that this initial closing may occur after the date of this proxy statement and before the date of the Company's 2008 Annual General Meeting.

        In addition, the Investor has granted the Company an option to cause the Investor to purchase from the Company or Assured Guaranty US Holdings Inc. a number of common shares, which we refer to as the "Subsequent Shares", having an aggregate purchase price of up to $750,000,000. The purchase price per common share for the Subsequent Shares will be equal to 97% of the volume weighted average price of a common share on the NYSE for the 15 NYSE trading days prior to the applicable drawdown notice. Until the Company has received the shareholder approval which is the subject of this proposal, the number of common shares that may be delivered pursuant to this option, taken together with other common shares issued pursuant to the Investment Agreement, including pursuant to the reset rights and pre-emptive rights described below, may not exceed the number of common shares that may be issued without approval of the Company's shareholders pursuant to the NYSE rules. The Company may exercise this option in one or more drawdowns, subject to a minimum drawdown of $50 million, at any time through the one year anniversary of the initial closing, provided that the purchase price per common share for the Subsequent Shares is not greater than 17.5% above, or less than 17.5% below, the price per common share for the Initial Shares. This option will terminate if the Company would otherwise be required to offer to sell to the Investor common shares pursuant to the pre-emptive rights described below but is prohibited from doing so because shareholder approval had not been obtained as required under NYSE rules.

        The Investor has acknowledged and agreed that the common shares it purchases pursuant to the Investment Agreement are "Controlled Shares" within the meaning of the Company's Bye-laws and as such the voting rights of these common shares and other Controlled Shares owned by the Investor will be reduced so that they constitute less than 9.5% of the voting power of the Company. In addition, the Investor has agreed to vote all common shares of the Company over which it has voting control solely in proportion with the votes cast by all holder of voting securities of the Company on any matter put before them.

        The Investor has agreed, subject to certain exceptions, to customary standstill provisions that last until the later of

  •
  such time as the Investor and its affiliates own less than 10% of the Initial Shares and

  •
  the date that is six months after any designee of the Investor ceases to be a director of the Company pursuant to the Board representation rights described below.

        The Investor has agreed, subject to certain exceptions, not to transfer any of the common shares it acquires under the Investment Agreement other than in transactions exempt from registration under the Securities Act or in open market transactions or otherwise where the Investor reasonably believes that any transferee would not own more than 4.9% of the common shares then outstanding. When it signed the Investor Agreement, the Investor represented that it does not intend to sell any common shares purchased under the Investment Agreement within one year after it purchases the Initial Shares.

        If the Company completes a sale of common shares or securities convertible into, or exercisable or exchangeable for common shares, which we refer to as "Additional Shares", on or before the date which is six months after the closing date for the Initial Shares or any Subsequent Shares, resulting in gross proceeds to the Company of $100,000,000 or more at a purchase price, which we refer to as the "Reset Price", that is less than the purchase price used for the Initial shares or such Subsequent Shares, then the Company will agree to sell to the Investor additional common shares, which we refer to as "Reset Shares" in an amount equal to the difference between

  •
  the number of Initial Shares or Subsequent Shares that would have been issued to the Investor at the initial closing or such subsequent closing had such Reset Price been used to determine the number of Initial Shares or Subsequent Shares to be issued at such initial closing or subsequent closing, as the case may be, and

  •
  the number of Initial Shares or Subsequent Shares, as the case may be, actually issued.

The purchase price for any Reset Shares shall be equal to their the par value. If the Company is precluded from issuing any Reset Shares because shareholder approval has not yet been obtained, then it will pay the Investor a cash amount per Reset Share not so issuable equal to the closing price of a common share on the NYSE on date of the closing of the additional common shares that triggered these reset rights.

        The Company has granted the Investor pre-emptive rights in the event the Company completes the sale on or before the date which is one year after the closing date for the Initial Shares or any Subsequent Shares of Additional Shares resulting in gross proceeds to the Company of $100,000,000 or more so that the Investor may maintain its relative common share ownership position in the Company, on a fully diluted basis. In such circumstances the Company will offer sell to the Investor a number of common shares such that the Investor may maintain its relative common share ownership position in the Company, on a fully diluted basis at price equal to the weighted average price in the transaction giving rise to such pre-emptive rights. If the Company is precluded from issuing shares to the Investor to satisfy its preemptive rights because shareholder approval has not been obtained, the Company's option to cause the Investor to purchase Subsequent Shares shall terminate.

        In connection with the closing of the issuance of the Initial Shares, Mr. Wilbur Ross will be appointed, effective immediately after the Company's 2008 Annual General Meeting, as a director of the Company for a term expiring at the Company's 2009 Annual General Meeting. Thereafter, as long as the Investor beneficially owns common shares acquired under the Investment Agreement with an aggregate purchase price of $250,000,000 or more, the Company's Nominating and Governance Committee will nominate, and the Company's board of directors will recommend to the Company's shareholders, the election as director of Mr. Ross or, if Mr. Ross is no longer actively involved in the day-to-day operations of the Investor, a designee of the Investor reasonably acceptable to the Company's Nominating and Governance Committee.

        Mr. Ross, age 70, is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Managing Member of the General Partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment and Absolute Recovery Hedge Fund, India Asset Recovery Fund, Japan Real Estate Recovery Fund, and Chairman of the Investment Committee of the Taiyo Fund. Mr. Ross is also Chairman of International Coal Group, Inc., a leading producer of coal in Northern and Central Appalachia and the Illinois Basin, International Textile Group, Inc., a provider of global textile solutions and distinguished market brands to apparel and interior furnishings customers worldwide, Nano-Tex, LLC, a fabric innovations company located in the United States, IPE-Ross, an investment partnership investing in middle market European buyouts, and the International Automotive Components Group, a group of joint venture companies in the automotive component parts industry in North America, Europe and Brazil. Mr. Ross is a board member of Arcelor Mittal Steel Company and Compagnie Européenne de Wagons SARL in Luxembourg, Insuratex, Ltd., an insurance company in Bermuda, Blue Ocean Re Holdings Ltd., Montpelier Re Holdings Ltd., Panther Re Holdings Ltd., Nikko Electric Industry Co. Ltd., an electrical equipment company in Japan, Ohizumi Manufacturing Company, an electrical equipment company in Japan, Wagon PLC, Plascar Participacoes SA, Phoenix International Insurance Company, and Clarent Hospital Corp., an operator of acute care hospitals and related healthcare businesses. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of Whitney Museum of American Art, the Japan Society and the Yale University School of Management. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

        The Company has agreed to file a shelf registration statement covering the resale of the common shares sold to the Investor pursuant to the Investment Agreement.

        The Investment Agreement may be terminated:

  •
  if the initial closing has not occurred within six months of the date of the Investment Agreement,

  •
  by mutual agreement of the Company and the Investor,

  •
  if there is a non-appealable final judgment prohibiting the initial closing or prohibiting or restricting the Investor from owning or voting any common shares,

  •
  by the Company or the Investor upon a breach of or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after giving of notice) by the other party, or

  •
  prior to the initial closing, by the Investor if the Company executes or agrees to execute documentation that will result in a change in control.

Tax Discussion

        The issuance of common shares to the Investor is not expected to have a material tax consequence to the Company or its shareholders. However, the acquisition by the Investor of more than 10% of the Company's shares raises a question whether any of the Company and/or its non-U.S. subsidiaries could become a "controlled foreign corporation", which we refer to as a "CFC", under the U.S. Internal

Revenue Code. If the Company or its non-U.S. subsidiaries become a CFC, each 10% U.S. Shareholder, as defined below, of the Company or any non-U.S. subsidiary that is a CFC on the last day of the Company's taxable year would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the Company's and non-U.S. subsidiaries' "subpart F income," even if the subpart F income is not distributed. We believe that provisions in our organizational documents that will limit the Investor's voting power to no more than 9.5%, which the Investor has acknowledged and agreed to in the Investment Agreement, will prevent the Investor from being considered a 10% U.S. shareholder of the Company or any of its non-U.S. subsidiaries and that the sale of common shares to the Investor will not cause the Company to become a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

Questions and Answers about the Transaction

        Why is the Company seeking shareholder approval of the issuance of common shares?

        Under NYSE rules, shareholder approval is required as a general matter prior to the issuance of common shares that would constitute 20% or more of the total common shares outstanding before the issuance.

        Am I being asked to vote on the Investor's initial investment in common shares?

        No. The initial investment in the Company represents a number of common shares that does not require shareholder approval under NYSE rules. Such investment will take place as soon as all closing conditions are satisfied. It is possible that the initial investment may take place after the date of this proxy statement and before the date of the 2008 Annual General Meeting. Under the Investment Agreement, the Company may issue additional common shares to the Investor without shareholder approval, as long as the total number of common shares which the Company issues to the Investor pursuant to the transaction represent less than 20% of the Company's outstanding common shares as of the date of the Investment Agreement. Similarly, shares may be issued to satisfy the pre-emptive rights and reset provisions related to the initial issuance of common shares. The shareholder vote has no impact on common shares already issued to the Investor or on common shares that may be issued to the Investor under the Investment Agreement to the extent that the total number of shares so issued falls below the threshold that requires shareholder approval in accordance with NYSE rules.

        What happens if the shareholders do not approve the issuance of common shares to the Investor?

        If the Company's shareholders do not approve the issuance of common shares to the Investor, the Company will be limited in its right to exercise the option that the Investor granted to it in connection with its initial investment in the Company. In that situation, the Company will only be able to exercise the option for such number of common shares that when aggregated with the common shares which the Company has issued to the Investor represent less than 20% of the Company's outstanding common shares as of the date of the Investment Agreement. If the Company is unable to issue shares to satisfy the Investor's pre-emptive rights because shareholder approval has not been obtained, the option granted to the Company under the Investment Agreement will terminate.

        How many common shares may be issued under the option?

        Because the total number of shares issuable under the option will depend on the average closing price of the common shares for the 15 NYSE trading days prior to the notice of the exercise of the option, the precise number of common shares issuable pursuant to the option cannot be determined at this time. If shareholder approval had been obtained and the Company had elected to exercise the option in full on March 11, 2008, 31,437,062 common shares would have been issued. As of March 18,

2008, the Company had 81,023,502 authorized but unissued common shares which include 889,583 unvested restricted common shares, but do not include the 5,354,116 outstanding common shares held by the Company's subsidiary, Assured Guaranty US Holdings Inc.

        Why does the Board believe it would be in the Company's best interests to vote to approve the issuance of common shares to the Investor?

        Our board recommends that the shareholders vote to approve the issuance of the common shares because of the Board's belief that the transaction represents a unique opportunity for the Company to obtain capital as needed over the next year. In particular, shareholder approval of the share issuance will permit the Company to put common shares to the Investor at the Company's option, giving the Company readily available access to capital at a price already negotiated based on the average market price over 15 trading days prior to the issuance. This will provide the Company with the flexibility to pursue opportunities that it believes are favorable without committing the Company to issue any additional common shares if management believes the circumstances are not advantageous.

        How will the Company use the proceeds of the issuance of common shares to the Investor?

        The Investment Agreement provides a flexible capital source that will allow the Company to continue to capitalize on the significant growth opportunities and will support the company's further expansion in both the direct and reinsurance markets. The Company may use the capital from the common shares that it sells to the Investor as additional capital to grow the Company's business, for the purchase of books of business or companies, to otherwise take advantage of marketplace opportunities or for other general corporate purposes.

        Do I have any dissenters' or appraisal rights if I object to the issuance of common shares?

        No, under applicable Bermuda law the Company's shareholders do not have dissenters' or appraisal rights in connection with the issuance of common shares to the Investor.

        Are there any material adverse tax consequences to the Company if the shareholders approve the issuance of common shares?

        The issuance of common shares to the Investor is not expected to have a material tax consequence to the Company or its shareholders. For a further description, see "—Tax Discussion" above.

        Will the issuance of common shares at the Company's option have a dilutive effect on the Company's outstanding common shares?

        The issuance of common shares for which we are seeking shareholder approval reflects an issuance that is solely at the option of the Company. Because we do not know how many shares, if any, will ultimately be issued under this option or the price per share at which any such shares will be issued in relation to the then current book value per share, we cannot determine whether any share issuance under the option will have a dilutive effect and we cannot assure you that there will not be any dilutive effect on the Company's outstanding common shares. However, because the share issuance for which we are seeking approval will only occur if the Company elects to exercise its option, such share issuances will only occur to the extent they bring capital into the Company on terms which the Board believes is favorable. Also, while the share issuance may decrease the proportional voting of our existing shareholders, the Investor will be subject to a voting cutback and has agreed to vote its common shares proportionately to the votes of other shareholders.

        Will the share issuance affect the price of common shares?

        It is difficult to predict how any issuance of common shares will affect the stock price. As a result of the initial investment by the Investor, there will be a significant number of additional common shares that could be sold in the public markets. Any such sales, or the anticipation of the possibility of such sales, represent an overhang on the market and could depress the market price of our common shares. As noted above, when it signed the Investment Agreement, the Investor represented that it does not intend to sell any common shares for a one-year period after it purchases the Initial Shares.

        Where can I find more information about the transaction?

        A copy of the Investment Agreement has been filed as Exhibit 10.68 to the Company's annual report on Form 10-K for the year ended December 31, 2007 and is incorporated by reference into this proxy statement. You may locate this filing on the Company's web site at www.assuredguaranty.com, then clicking on "Investor Information, " followed by "SEC Filings."

        Our SEC filings, including such annual report on form 10-K are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The SEC file number for documents filed by Assured under the Exchange Act is 001-32141. You may read and copy any document we file in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        You may request a copy of the Investment Agreement at no cost, by writing or telephoning us at the following address:

Investor Relations
Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
Telephone: (441) 278-6665

        THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE COMMON SHARE ISSUANCE.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The appointment of independent auditors is approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PricewaterhouseCoopers LLP, who we refer to as PwC, as our independent auditors for the year ending December 31, 2008. Since 1999, the Company's subsidiaries, as subsidiaries of ACE prior to the IPO, had a working association with PwC, ACE's independent auditor. PwC had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries during the IPO.

        Our audited financial statements for the year ending December 31, 2007 will be presented at the Annual General Meeting. Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

        The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2007 and 2006 and fees for other services rendered by PwC for 2007 and 2006.

	2007	2006
Audit fees(1)	$1,662,089	$1,413,000
Audit-related fees(2)	$79,310	$57,000
Tax fees(3)	$188,556	$34,500
All other fees	—	—

    (1)
    We paid audit fees, including costs, for the years ended December 31, 2007 and December 31, 2006 for professional services rendered in connection with:

      •
      the audits of our consolidated financial statements, of management's assessment of internal controls over financial reporting and of the effectiveness of these controls;

      •
      the statutory and GAAP audits of various subsidiaries;

      •
      comfort letters issued in connection with registration statements filed by the Company;

      •
      consents issued in connection with financial guaranty transactions; and

      •
      review of quarterly press releases and financial supplements and documentation of internal controls.

    (2)
    Audit-related fees, including costs, for the years ended December 31, 2007 and December 31, 2006 were for professional services rendered in connection with audits of employee benefit plans and review procedures in connection with the compensation disclosures in this proxy statement, which were approximately $15,000 in both years. In addition, in 2007 the Company spent approximately $11,310 on review procedures in connection with an examination of AGC by the Maryland Insurance Administration.

    (3)
    Tax fees for 2007 were for professional services rendered in connection with the preparation of the 2006 federal tax returns and for assistance with the filing of a change in accounting method with the IRS. Tax fees for 2006 were for professional services rendered in connection with transfer pricing of a reinsurance contract and withholding tax advice in connection with the repurchase of Company shares from a subsidiary of ACE.

Pre-Approval Policy of Audit and Non-Audit Services

        The Audit Committee pre-approved all of the fees described above. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor, PwC. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services. If a type of service is not covered by the Audit Committee's general pre-approval, the Audit Committee must review the service on a specific case by case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement terms and fees require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

        THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 4: PROPOSALS CONCERNING OUR SUBSIDIARY,
ASSURED GUARANTY RE LTD.

        In accordance with the Company's Bye-Laws, if the Company is required or entitled to vote at a general meeting of any direct non-United States subsidiary of the Company, the Company's directors must refer the matter to the shareholders of the Company and seek authority from the Company's shareholders for the Company's representative or proxy to vote in favor of the resolution proposed by the subsidiary. The Company's directors must cause the Company's representative or proxy to vote the Company's shares in the subsidiary pro rata to the votes received at the general meeting of the Company. In addition, the Company's board of directors, in its discretion, may require that the organizational documents of each subsidiary of the Company organized under the laws of a jurisdiction outside the United States to contain provisions substantially similar to these provisions. As a consequence, we are proposing that our shareholders authorize the Company to vote in favor of the following matters to be presented at the next annual general meeting of its subsidiary, Assured Guaranty Re Ltd., a company organized under the laws of Bermuda, which we refer to as AG Re.

        Proposal 4.1—Election of Directors.    We propose that the Company be directed to elect each of Howard Albert, Robert A. Bailenson, Gary Burnet, Dominic J. Frederico, James M. Michener, Robert B. Mills, David Penchoff and Andrew Pickering as directors of AG Re, with such persons constituting the entire board of directors of AG Re, to serve for one year terms commencing at the annual general meeting of AG Re. Each of Messrs. Albert, Bailenson, Burnet, Frederico, Michener, Mills, Penchoff and Pickering are officers of the Company and have consented to serve as directors of AG Re without fee if elected. We do not expect that any of the nominees will become unavailable for election as a director of AG Re, but if any nominees should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by AG Re's board of directors.

        The biographies for these nominees are set forth below:

        Howard Albert, age 48, has been the Managing Director and Chief Credit Officer of the Company since 2003. He is also Deputy Chief Credit Officer of AGC. He joined the Company in 1999 as Chief Underwriting Officer of Capital Re Corp., the predecessor to the Company. Prior to joining the Company, he spent two years with Rothschild Inc.

        Robert A. Bailenson, age 41, has been Chief Accounting Officer of Assured since May 2005 and has been with Assured and its predecessor companies since 1990. In addition to this position, Mr. Bailenson serves as the Chief Accounting Officer of the Company's subsidiary, Assured Guaranty Corp; a position he has held since 2003. He was Chief Financial Officer and Treasurer of Assured Guaranty Re Ltd. from 1999 until 2003 and was previously the Assistant Controller of Capital Re Corp., which was acquired by ACE Limited in 1999.

        Gary Burnet, age 37, has been the Director-Chief Credit Officer of AG Re since 2006 and served as the Vice President-Risk Management and Operations of AG Re from 2002 to 2005. Prior to working for the Company, Mr. Burnet worked in various capacities for subsidiaries of ACE Limited from 1998 to 2002, for Coopers & Lybrand from 1996 to 1998 and Geoghegan & Co. CA from 1993 to 1996.

        Dominic J. Frederico—See Mr. Frederico's biography in "Election of Directors—Directors Whose Terms of Office Will Continue after This Meeting."

        James M. Michener, age 55, has been General Counsel and Secretary of Assured since February 2004. Mr. Michener was General Counsel and Secretary of Travelers Property Casualty Corp. from January 2002 to February 2004. From April 2001 to January 2002, Mr. Michener served as general counsel of Citigroup's Emerging Markets business. Prior to joining Citigroup's Emerging Markets business, Mr. Michener was General Counsel of Travelers Insurance from April 2000 to April 2001 and General Counsel of Travelers Property Casualty Corp. from May 1996 to April 2000.

        Robert B. Mills, age 58, has been Chief Financial Officer of Assured since January 2004. Mr. Mills was Managing Director and Chief Financial Officer—Americas of UBS AG and UBS Investment Bank from April 1994 to January 2004 where he was also a member of the Investment Bank Board of Directors. Previously, Mr. Mills was with KPMG from 1971 to 1994 where his responsibilities included being partner-in-charge of the Investment Banking and Capital Markets practice.

        David Penchoff, age 53, has been the President and Chief Operating Officer of AG Re since 2005. From 2004-2005 he served as AG Re's Chief Underwriting Officer. Before joining the Company Mr. Penchoff worked at MBIA Insurance Corp. for 10 years, where he was director for public finance. Prior to joining MBIA, Mr. Penchoff served as a vice president in the Bond Insurance Ratings Group at Standard & Poor's and was an investment officer at Aetna Life and Casualty.

        Andrew Pickering, age 51, has been the Managing Director of Risk Management and Surveillance at the Company since 2005. Mr. Pickering joined the Company in 1995 as part of the underwriting team and has held a variety of positions with the Company and its predecessor companies over the past 10 years.

        Proposal 4.2—Appointment of Auditors.    We propose that the Company be directed to appoint PricewaterhouseCoopers LLP, as the independent auditors of AG Re for the fiscal year ending December 31, 2008, subject to PricewaterhouseCoopers LLP being appointed as the Company's independent auditors. We expect representatives of the firm to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

        The following table presents fees for professional audit services rendered by PwC for the audit of AG Re's financial statements for 2007 and 2006 and fees for other services rendered by PwC to AG Re for 2007 and 2006.

	2007	2006
Audit fees	$140,000	$127,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

        The above audit fees are included in the audit fees shown in "Proposal No. 3: Ratification of Appointment of Independent Auditors."

        Other Matters.    The Board of Directors of the Company does not know of any matter to be brought before the annual general meeting of AG Re that we have not described in this proxy statement. If any other matter properly comes before the annual general meeting of AG Re, the Company's representative or proxy will vote in accordance with his or her judgment on such matter.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU AUTHORIZE THE COMPANY TO VOTE FOR EACH OF THE PROPOSALS CONCERNING THE COMPANY'S SUBSIDIARY, ASSURED GUARANTY RE LTD.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year's Proxy Material?

        If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than                        , 2008 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company's 2009 Annual General Meeting proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual General Meeting?

        Our Bye-Laws provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 90 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2009 Annual General Meeting, such written notice must be received on or prior to February 7, 2009. The notice must meet the requirements set forth in our Bye-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

        The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                      By Order of the Board of Directors,

                      James M. Michener
                       Secretary

EXHIBIT A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.     Introduction

        To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company's Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company's Board of Directors.

        Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

        In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.    Definitions

        An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        The "Company" includes any subsidiary in its consolidated group.

III.  Standards for Directors

        The following standards have been established to determine whether a director of the Company is independent:

1.
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,(1) of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2.
A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

  (1)
  For purposes of this paragraph III, the term "executive officer" has the same meaning specified for the term "officer" in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines "officer" as a company's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of the company's parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

A-1

3.
A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the company's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

4.
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

5.
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.(2)

6.
Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV.    Standards for Audit Committee Members

        In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company's Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.
A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.
A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.
If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company's Audit Committee.

  (2)
  In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member's current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered "payments" for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization's consolidated gross revenues.

A-2

☒ Votes must be indicated
(x) in Black or Blue ink.			Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Please Mark Here for Address Change of Comments	☐
SEE REVERSE SIDE

(1) Election as Director for Term Expiring in 2011: Nominees: 01-Francisco L. Borges 02-Patrick W. Kenny 03-Robin Monro-Davies 04-Michael T. O’Kane	FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	*EXCEPTIONS ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

(2) Approval of the issuance of common shares to WLR Recovery Fund IV, L.P. and/or its affiliates	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Subsidiary Proposals (4.1) Authorizing the Company to vote for directors of our subsidiary, Assured Guaranty Re Ltd. (“AG Re”), for term expiring in 2009:	FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	*EXCEPTIONS ☐

01-Howard Albert 02-Robert A. Bailenson 03-Gary Burnet 04-Dominic J. Frederico 05-James M. Michener 06-Robert B. Mills 07-David Penchoff 08-Andrew Pickering

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

(4.2) Authorizing the Company to vote for the appointment of PricewaterhouseCoopers LLP as AG Re’s independent auditors for the year ending December 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

Signature	Signature	Date

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M. Eastern Time on May 7, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.eproxy.com/ago		1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

ASSURED GUARANTY LTD.
30 WOODBOURNE AVENUE, HAMILTON HM 08 BERMUDA
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dominic J. Frederico, Robert B. Mills and James M. Michener as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of Assured Guaranty Ltd. (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting to be held at 8 a.m. Atlantic Time on May 8, 2008 at the Fairmont Hamilton Princess, 76 Pitts Bay Road, Hamilton, Bermuda or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for (1) the election of Francisco L. Borges, Patrick W. Kenny, Robin Monro Davies and Michael T. O’Kane as Class I directors of the Company to serve a three-year term to expire at the Annual General Meeting in 2011, (2) the approval of the issuance of common shares to WLR Recovery Fund IV, L.P. and/or its affiliates, (3) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 and (4) the approval of the proposals relating to the Company’s subsidiary, Assured Guaranty Re Ltd. (“AG Re”). The Board of Directors of the Company recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the issuance of the common shares, “FOR” the appointment of PricewaterhouseCoopers LLP and “FOR” the proposals relating to AG Re.

(CONTINUED AND TO BE VOTED AND SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD  AND  DETACH  HERE

You can now access your ASSURED GUARANTY LTD. account online.

Access your Assured Guaranty Ltd. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Assured Guaranty Ltd., now makes it easy and convenient to get current information on your shareholder account.

•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form
•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

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TABLE OF CONTENTS
INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
CORPORATE GOVERNANCE
PROPOSAL NO. 1: ELECTION OF DIRECTORS
INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2: APPROVAL OF THE ISSUANCE OF COMMON SHARES TO WLR RECOVERY FUND IV, L.P. AND/OR ITS AFFILIATES AT THE OPTION OF THE COMPANY
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 4: PROPOSALS CONCERNING OUR SUBSIDIARY, ASSURED GUARANTY RE LTD.
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
OTHER MATTERS
  EXHIBIT A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE